UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.    )

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☐	Soliciting Material under §240.14a-12

LANDS’ END, INC.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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March 31, 2021

To our Stockholders:

I am pleased to invite you to attend the 2021 Annual Meeting of Stockholders (the “Annual Meeting”) of Lands’ End, Inc. (the “Company” or “Lands’ End”) on Thursday, May 13, 2021. The meeting will begin at 9:00 a.m. (Central time) at 5 Lands’ End Lane, Dodgeville, Wisconsin 53595.

Whether or not you plan to attend the Annual Meeting in person, please read the Proxy Statement and vote your shares. Instructions for Internet and telephone voting are included in your Notice of Internet Availability of Proxy Materials or proxy card (if you received your materials by mail).

An admission ticket (or other acceptable proof of stock ownership) and a form of government-issued photo identification (such as a valid driver’s license or passport) will be required for admission to the Annual Meeting. Only stockholders who own Lands’ End common stock as of the close of business on March 16, 2021 will be entitled to attend the Annual Meeting. An admission ticket will serve as verification of your ownership.

•

If your Lands’ End shares are held in a bank or brokerage account, you can attend the annual meeting if you bring your Notice of Internet Availability of Proxy Materials or a recent bank or brokerage statement showing you owned shares of Lands’ End common stock on March 16, 2021. You may also contact your bank or broker to obtain a written legal proxy.

Registration will begin at 8:15 a.m. and seating will begin at 8:30 a.m. Use of cameras, recording devices, and other electronic devices will not be permitted at the Annual Meeting.

Sincerely,

Jerome Griffith
Chief Executive Officer

LANDS’ END, INC.        1 LANDS’ END LANE         DODGEVILLE, WISCONSIN 53595

Lands’ End, Inc.

1 Lands’ End Lane

Dodgeville, Wisconsin 53595

Notice of 2021 Annual Meeting of Stockholders

Date:	May 13, 2021
Time:	9:00 a.m. Central Time
Place:	Lands’ End, Inc.
5 Lands’ End Lane
Dodgeville, Wisconsin 53595

Please attend the 2021 Annual Meeting of Stockholders (the “Annual Meeting”) of Lands’ End, Inc. (the “Company,” “Lands’ End,” “our company,” “we,” “our,” or “us”) to:

1.

Elect to Lands’ End’s Board of Directors the following eight nominees presented by the Board of Directors: Robert Galvin, Jerome Griffith, Elizabeth Leykum, Josephine Linden, John T. McClain, Maureen Mullen Murphy, Jignesh Patel and Jonah Staw;

2.	Vote on a non-binding advisory resolution to approve the compensation of our named executive officers;

3.	Ratify the appointment of Deloitte & Touche LLP as the Company’s independent registered public accounting firm for fiscal year 2021; and

4.	Consider any other business that may properly come before the Annual Meeting or any adjournments or postponements of the Annual Meeting.

The record date for determining stockholders entitled to notice of, and to vote at, the Annual Meeting is March 16, 2021. Only stockholders of record at the close of business on that date can vote at, or will be eligible to attend, the Annual Meeting.

On or about March 31, 2021 we began mailing a Notice of Internet Availability of Proxy Materials (the “Notice”) to all stockholders of record as of March 16, 2021 and posted our proxy materials on the website referenced in the Notice (www.proxyvote.com). As more fully described in the Notice, stockholders may choose to access our proxy materials on the website referred to in the Notice or may request a printed set of our proxy materials. In addition, the Notice and website provide information regarding how you may request to receive proxy materials in printed form by mail or electronically by email on an ongoing basis. For those who previously requested printed proxy materials or electronic materials on an ongoing basis, you will receive those materials as you requested.

It is important that your shares are represented at the Annual Meeting. Stockholders may vote their shares (1) in person at the Annual Meeting, (2) by telephone, (3) through the Internet, or (4) by completing and mailing a proxy card if you receive your proxy materials by mail. Specific instructions for voting by telephone or through the Internet (including voting deadlines) are included in the Notice and in the proxy card. If you attend and vote at the Annual Meeting, your vote at the Annual Meeting will replace any earlier vote.

By Order of the Board of Directors.

Peter L. Gray

Executive Vice President, Chief Administrative

Officer, General Counsel and Secretary

March 31, 2021

PROXY STATEMENT

The accompanying proxy is being solicited on behalf of the Board of Directors for use at the Annual Meeting of Stockholders to be held on May 13, 2021. On or about March 31, 2021, the Company began mailing to stockholders a Notice of Internet Availability of the Proxy Materials containing instructions on how to access proxy materials via the Internet and how to vote online (www.proxyvote.com). Stockholders who did not receive the Notice will continue to receive a paper or electronic copy of the proxy materials, which the Company also began sending on or about March 31, 2021.

Important Notice Regarding the Availability of Proxy Materials

for the 2021 Annual Meeting of Stockholders

The Company’s Proxy Statement for the 2021 Annual Meeting of Stockholders and the Annual Report on Form 10-K for the fiscal year ended January  29, 2021 are available at www.proxyvote.com.

i

QUESTIONS AND ANSWERS

Q.	Why is Lands’ End distributing this Proxy Statement?

A.

Our Board of Directors is soliciting proxies for use at the Lands’ End, Inc. 2021 Annual Meeting (the “Annual Meeting”) to be held on Thursday, May 13, 2021, at 9:00 a.m. Central Time, at 5 Lands’ End Lane, Dodgeville, Wisconsin 53595. In order to solicit your proxy, we must furnish you with this Proxy Statement, which contains information about the matters to be voted upon at the Annual Meeting.

Q.	What information is contained in these materials?

A.

The information included in this proxy statement relates to the proposals to be considered and voted on at the Annual Meeting, the voting process, the compensation of the directors and our most highly paid executive officers, and other required information. Our Form 10-K for fiscal year 2020 is available to review with this proxy statement. We are mailing the Notice of 2021 Annual Meeting of Stockholders and instructions on how to access the proxy statement (or, for those who request it, a hard copy of this proxy statement and the enclosed form of proxy) to our stockholders on or about March 31, 2021.

Q.	Why did I receive a one-page notice in the mail regarding the Internet availability of proxy materials instead of a full set of proxy materials?

A.

In accordance with rules and regulations adopted by the Securities and Exchange Commission (“SEC”), instead of mailing a printed copy of our proxy materials to each stockholder, we are furnishing proxy materials, including this Proxy Statement and the Annual Report on Form 10-K, by providing access to such documents on the Internet. Most stockholders will not receive printed copies of the proxy materials unless they request them. Instead, a Notice of Internet Availability of Proxy Materials (the “Notice”) has been sent to most of our stockholders instructing them as to how to access and review the proxy materials on the Internet. The Notice also provides instructions as to how you may submit your proxy on the Internet. If you would like to receive a paper or email copy of our proxy materials, please follow the instructions for requesting such materials in the Notice.

Q.	What will stockholders be asked to do at the Annual Meeting?

A.	At the Annual Meeting, our stockholders will be asked to:

•

Elect to Lands’ End’s Board of Directors the following eight nominees presented by the Board of Directors: Robert Galvin, Jerome Griffith, Elizabeth Leykum, Josephine Linden, John T. McClain, Maureen Mullen Murphy, Jignesh Patel and Jonah Staw;

•	vote on a non-binding advisory resolution to approve the compensation of our named executive officers (as identified under “Executive Compensation”);

•	ratify the appointment of Deloitte & Touche LLP as our independent registered public accounting firm for fiscal year 2021; and

•	consider any other business that may properly come before the Annual Meeting or any adjournments or postponements of the Annual Meeting.

Q.	What does it mean to vote by proxy?

A.

It means that you give someone else the right to vote your shares in accordance with your instructions. In this way, you ensure that your vote will be counted even if you are unable to attend the Annual Meeting. If you give your proxy but do not include specific instructions on how to vote, the individuals named as proxies will vote your shares as follows:

•	FOR the election of eight nominees for director;

•	FOR the approval, on a non-binding advisory basis, of the compensation of our named executive officers as described in this Proxy Statement; and

•	FOR the ratification of the appointment of Deloitte & Touche LLP as our independent registered public accounting firm for fiscal year 2021.

Q.	Who is entitled to vote?

A.

Only holders of our common stock at the close of business on March 16, 2021 (the “Record Date”) are entitled to vote at the Annual Meeting. Each outstanding share of common stock is entitled to one vote. There were 32,614,088 shares of our common stock outstanding on the Record Date.

Q.	How do I cast my vote?

A.

If you hold your shares directly in your own name, you are a “registered stockholder” and can complete and submit a proxy through the Internet, by telephone or by mail (if you received your proxy materials by mail) or vote in person at the Annual Meeting. If your shares are held in the name of a broker or other nominee, you are a “street-name stockholder” and will receive instructions from your broker or other nominee describing how to vote your shares.

Q.	How do I vote by telephone or through the Internet?

A.

If you are a registered stockholder, you may vote by telephone or through the Internet following the instructions in the Notice or in the proxy card. If you are a street-name stockholder, your broker or other nominee will provide information for you to use in directing your broker or nominee how to vote your shares.

Q.	Who will count the vote?

A.	A representative of Broadridge Financial Services, Inc., an independent tabulator, will count the vote and act as the inspector of election.

Q.	Can I change my vote after I have voted?

A.

A subsequent vote by any means will change your prior vote. For example, if you voted by telephone, a subsequent Internet vote will change your vote. If you are a registered stockholder and wish to change your vote by mail, you may do so by requesting, in writing, a proxy card from the Secretary of the Company at Lands’ End, Inc., Legal Department, 1 Lands’ End Lane, Dodgeville, Wisconsin 53595, Attention: Secretary. The last vote timely received prior to the Annual Meeting will be the one counted. If you are a registered stockholder, you may also change your vote by voting in person at the Annual Meeting. Street-name stockholders wishing to change their votes must contact the broker or nominee directly (the holder of record). If you are a street-name stockholder, you are not the record holder of your shares, and while you are welcome to attend the Annual Meeting, you will not be permitted to vote unless you obtain a signed proxy from your bank, broker or other nominee.

Q.	Can I revoke a proxy?

A.

Yes, registered stockholders may revoke a properly executed proxy at any time before it is exercised by submitting a letter addressed to and received by the Secretary at the address listed in the answer to the previous question, or by voting in person at the meeting. If you are a street-name stockholder, you must contact your broker or other nominee for instructions on how to revoke your voting instructions for your shares.

Q.	What does it mean if I receive more than one Notice, proxy or voting instruction card?

A.

It means your shares are registered differently or are in more than one account. For all Notices you receive, please enter your vote by Internet for each control number you have been assigned. If you received paper copies of proxy materials, please complete, sign and mail all proxy and voting instruction cards you receive. We encourage you to register all your accounts in the same name and address. Registered stockholders may contact our transfer agent, Computershare Trust Company, N.A., at P.O. Box 505000, Louisville, Kentucky 40223 (1-866-627-2096). Street-name stockholders holding shares through a broker or other nominee should contact their broker or nominee and request consolidation of their accounts.

Q.	What is a quorum?

A.	A majority of the outstanding shares entitled to vote, being present or represented by proxy at the Annual Meeting, constitutes a quorum. A quorum is necessary to conduct the Annual Meeting.

Q.	How many votes are needed to approve each of the proposals?

A.

Item 1: The director nominees will be elected by a plurality of the votes cast by the shares of common stock entitled to vote at the Annual Meeting and present in person or represented by proxy. This means that the eight nominees who receive the most affirmative votes will be elected as directors.

Item 2: Approval of the compensation of our named executive officers on a non-binding advisory basis requires the affirmative vote of a majority of those shares present in person or represented by proxy at the Annual Meeting and entitled to vote on the proposal.

Item 3: Ratification of the appointment of Deloitte & Touche LLP as our independent registered public accounting firm requires the affirmative vote of a majority of those shares present in person or represented by proxy at the Annual Meeting and entitled to vote on the proposal.

Q.	What is the effect of an abstention?

A.

The shares of a stockholder who abstains from voting on a matter will be counted for purposes of determining whether a quorum is present at the Annual Meeting so long as the stockholder is present in person or represented by proxy. With regard to the election of directors, votes may be cast in favor or withheld, and votes that are withheld will have no effect. On all other matters, abstentions may be specified. An abstention from voting on a matter by a stockholder present in person or represented by proxy at the Annual Meeting will have the same legal effect as a vote “against” these other proposals.

Q.	How will votes be counted on shares held through brokers?

A.

If you are a street-name stockholder and do not provide your broker with voting instructions, your shares may constitute “broker non-votes.” Generally, broker non-votes occur on a matter when a broker is not permitted to vote on that matter without instructions from the beneficial owner and instructions are not given. Brokers are not entitled to vote on the election of directors, or the advisory proposal to approve the compensation of our named executive officers unless the brokers receive voting instructions from the beneficial owner. Broker non-votes will be treated as shares present for the purpose of determining the presence of a quorum for the transaction of business at the Annual Meeting. In tabulating the voting result for any particular proposal, shares that constitute broker non-votes are not considered present and entitled to vote on that proposal. Brokers will be permitted to vote without voting instructions on the ratification of the appointment of Deloitte & Touche LLP as our independent registered public accounting firm. Thus, broker non-votes will not affect the outcome of any matter being voted on at the Annual Meeting, assuming that a quorum is obtained.

Q.	Is cumulative voting permitted for the elections of directors?

A.	No, you may not cumulate your votes for the election of directors.

Q.	Who may attend the Annual Meeting?

A.	Any stockholder as of the Record Date may attend.

If you plan to attend the meeting, you will be required to present an Admission Ticket (or other acceptable proof of stock ownership) and a form of government-issued photo identification (such as a valid driver’s license or passport). We strongly urge you to obtain your Admission Ticket in advance by accessing www.proxyvote.com and following the instructions provided (you will need the 16 digit number included on your proxy card, voting instruction form or Notice).

Alternatively, the following documents will be accepted in lieu of an Admission Ticket for those stockholders as of the Record Date who are unable to obtain an Admission Ticket in advance of the Annual Meeting:

•	If you received a Notice and will not be requesting a printed copy of the proxy materials, you may use your Notice as your Admission Ticket.

•	If your Lands’ End shares are registered in your name and you received your proxy materials by mail, you may use the Admission Ticket attached to your proxy card at the Annual Meeting.

•

If your Lands’ End shares are held in a bank or brokerage account, you can attend the annual meeting if you bring your Notice of Internet Availability of Proxy Materials or a recent bank or brokerage statement showing you owned shares of Lands’ End common stock on March 16, 2021. You may also contact your bank or broker to obtain a written legal proxy.

Q.	Will the meeting be held in person or virtually?

A.

We intend to hold our Annual Meeting in person and will follow applicable public health guidance regarding safeguards, including social distancing. However, we are actively monitoring the COVID-19 situation. In the event it is not possible to hold our annual meeting in person, we will announce alternative arrangements for the meeting as promptly as practicable, which may include holding the meeting solely by means of remote communication. Please monitor our investor relations website at http://investors.landsend.com/ for updated information. If you are planning to attend our meeting, please check the website one week prior to the meeting date. As always, we encourage you to vote your shares prior to the Annual Meeting.

Q.	Can I access future annual meeting materials through the Internet rather than receiving them by mail?

A.

Yes. Registered stockholders can sign up for electronic delivery at www.proxyvote.com. If you vote through the Internet, you can also sign up for electronic delivery. Just follow the instructions that appear after you finish voting. You will receive an e-mail next year containing links to our Annual Report on Form 10-K and the Proxy Statement for our 2022 annual meeting. Street-name stockholders may also have the opportunity to receive copies of these documents electronically. Please check the information provided in the proxy materials mailed to you by your broker or other nominee regarding the availability of this service. This procedure reduces the printing costs and fees we incur in connection with the solicitation of proxies.

Q.	What is “householding”?

A.

Lands’ End has adopted a procedure called “householding,” which has been approved by the SEC. Under this procedure, registered stockholders who have the same address and last name and do not receive proxy materials electronically will receive a single Notice or set of proxy materials, unless one or more of these stockholders notifies us that they wish to continue receiving individual copies. Stockholders who participate in householding will continue to receive separate proxy cards. This procedure can result in savings to Lands’ End by reducing printing and postage costs.

If your household received a single Notice of Annual Meeting of Stockholders or, if applicable, a single set of proxy materials this year, but you would prefer to receive your own copy, please contact Broadridge Householding Department, by calling their toll free number, 1-866-540-7095 or by writing to: Broadridge, Householding Department, 51 Mercedes Way, Edgewood, NY 11717. You will be removed from the householding program within 30 days of receipt of your instructions at which time you will then be sent separate copies of the documents.

Registered stockholders who share the same address, currently receive multiple copies of proxy materials, and wish to receive only one copy of these materials per household in the future may contact Broadridge Financial Solutions at the address or telephone number listed above. Street-name stockholders should contact their broker or other nominee to request information about householding.

CORPORATE GOVERNANCE

Corporate Governance Practices

The Lands’ End Board of Directors (the “Board”) is committed to effective corporate governance. The Board has approved and adopted Corporate Governance Guidelines that provide the framework for Lands’ End’s governance. The Nominating and Corporate Governance Committee of the Board reviews and assesses the Corporate Governance Guidelines annually and recommends changes to the Board as appropriate. The Corporate Governance Guidelines, along with the charters of Board committees, our Director Compensation Policy, our Code of Conduct and our Board of Directors Code of Conduct are available on our website at www.landsend.com, under the heading “Investor Relations” and then “Corporate Governance.”

Among other things, the Corporate Governance Guidelines provide that:

•	Independent directors will meet regularly in executive session in conjunction with regularly scheduled Board meetings.

•	Executive sessions of the independent directors will occur at least twice a year as determined by the independent directors.

•

The Board and each of its committees has the power to engage, at the Company’s expense, independent legal, financial, and other advisors as deemed necessary, without consulting or obtaining the approval of the Company’s officers in advance.

•	The Board will conduct annual self-evaluations to assess whether it and its committees are functioning effectively.

Director Independence

Based on the review and recommendation by the Nominating and Corporate Governance Committee, the Board analyzed the independence of each director. In making its independence determinations, the Board considers transactions, relationships and arrangements, if any, between Lands’ End and entities with which directors are associated as executive officers, directors and trustees. When these transactions, relationships and arrangements exist, they are in the ordinary course of business and are of a type customary for a company like Lands’ End.

As a result of this review, the Board affirmatively determined that the following directors meet the standards of independence under the applicable Nasdaq Stock Market listing rules, including that each member is free of any relationship that would interfere with his or her individual exercise of independent judgment:

Robert Galvin

Elizabeth Leykum

Josephine Linden

John T. McClain

Maureen Mullen Murphy

Jignesh Patel

Jonah Staw

The Board also has determined that each member of the Audit Committee meets additional, heightened independence criteria applicable to audit committee members under the Nasdaq Stock Market listing rules and SEC Rule 10A-3, and each of Robert Galvin, Josephine Linden, and John T. McClain is an “audit committee financial expert” as defined in Item 407(d)(5) of Regulation S-K promulgated by the SEC.

The Board also has determined that all members of the Compensation Committee and of the Nominating and Corporate Governance Committee meet independence criteria applicable to such committee members under the Nasdaq Stock Market listing rules.

ITEM 1. ELECTION OF DIRECTORS

Item 1 is the election of eight nominees to our Board: Robert Galvin, Jerome Griffith, Elizabeth Leykum, Josephine Linden, John T. McClain, Maureen Mullen Murphy, Jignesh Patel and Jonah Staw. Each of the nominees is a current member of the Board. If elected, each nominee will hold office until the next annual meeting or until his or her successor is elected and qualified, or earlier death, resignation, disqualification or removal. The persons named in the proxy card (the “proxies”) will vote FOR the election of all of the nominees listed below, unless otherwise instructed. You may not vote for a greater number of persons than the number of nominees named in this Proxy Statement. The Board expects all nominees to be available for election. If any nominee should become unavailable to serve as a director for any reason prior to the Annual Meeting, the Board may substitute another person as a nominee. In that case, your shares will be voted for that other person.

THE BOARD RECOMMENDS THAT YOU VOTE

“FOR” ELECTION OF THE EIGHT NOMINEES FOR DIRECTOR

The biographies of each of the nominees below contains information regarding the person’s service as a director, business experience, education, public company director positions held currently or at any time during the last five years, information regarding involvement in certain legal or administrative proceedings, if applicable, and the experiences, qualifications, attributes or skills that caused the Board to determine that the person should serve as a director for the Company.

Robert Galvin, 61, joined the Board in May 2014. Since October 2018, he has served as President and Chief Executive Officer and a member of the board of directors of Iconix Brand Group, Inc., a leading brand management company. From January 2014 to October 2018, he was the principal of Galvin Consulting, which he founded in January 2014. Mr. Galvin served as the Chief Executive Officer of Elie Tahari, a leading global designer lifestyle brand, from January to November 2013. Prior to that, he served as the President of Camuto Group, a leading global women’s fashion footwear company from April 2007 to January 2012. Mr. Galvin previously served as the Chief Operating Officer of Sport Brands International, a global wholesale and retail athletic branded company from 2003 until April 2007. He previously held leadership roles at Kurt Salmon Associates, York International and Nine West Group Inc. Mr. Galvin served as a member of the board of directors of Big 5 Sporting Goods Corporation from July 2015 to October 2018, bebe stores, inc. from November 2014 to September 2018, Cherokee Inc. (now Apex Global Brands Inc.) from June 2012 to October 2018 and Trans World Entertainment Corporation from June 2018 to October 2018. Mr. Galvin has a B.S. in Accounting from Fairfield University and a M.B.A. from New York University, Stern School of Business. Mr. Galvin brings an extensive knowledge of the apparel industry and management experience, gained through his service as Chief Executive Officer and through numerous senior executive positions at several apparel companies for more than 15 years.

Jerome Griffith, 63, has served as Chief Executive Officer of Lands’ End and as a member of the Board since March 2017. In addition, between March 2017 and March 2021 he was also President. He served as the Chief Executive Officer, President and a member of the board of directors of Tumi Holdings, Inc., a global lifestyle brand, from April 2009 until its sale in August 2016 to Samsonite International S.A. From 2002 to 2009, he was employed at Esprit Holdings Limited, a global fashion brand, where he was promoted to Chief Operating Officer and appointed to the board in 2004, then promoted to President of Esprit North and South America in 2006. From 1999 to 2002, he worked as an Executive Vice President at Tommy Hilfiger. From 1998 to 1999, he worked as the President of Retail at the J. Peterman Company, a catalog-based apparel and retail company. From 1989 through 1998, he worked in various positions of increasing responsibility at Gap, Inc. Previously, he served as a member of the board of Parsons School of Design, which is part of the New School, from 2013 to 2020, and as a member of the Supervisory Board of the Tom Tailor Group from May 2015 to March 2017. He has served as a member of the board of Vince Holding Corp. since November 2013 and Samsonite International S.A. since August 2016. He holds a B.S. degree in marketing from The Pennsylvania State University. Mr. Griffith brings to the Board experience as a public company director, experience as a senior executive of a major global consumer products company and a proven track record of innovation and driving international growth and expansion.

Elizabeth Leykum, 42, joined the Board in March 2014. She has served as founder of Serenade Capital LLC, an investment firm, since May 2016. From October 2013 to April 2016, she served as a founding principal of HEG Capital LLC, a Connecticut-registered investment advisory firm. Prior to joining HEG Capital, Ms. Leykum was, from June 2012 to September 2013, a Vice President at Rand Group, an investment management services firm. From July 2004 until June 2012, she was a Vice President of ESL Investments, Inc. From 2000 to 2002, Ms. Leykum worked in the Principal Investment Area at Goldman, Sachs & Co. She served as a director of Sears Hometown and Outlet Stores, Inc. from October 2012 to May 2014 and is currently a trustee of The Kinkaid School and the Houston Ballet, as well as on the Advisory Board of The Artemis Fund. She graduated Phi Beta Kappa, magna cum laude from Harvard College and received an M.B.A with distinction from Harvard Business School. Through her work in investment management, she brings to the Board a strong ability to analyze, assess, and oversee corporate and financial performance.

Josephine Linden, 69, joined the Board in March 2014 and has served as Chair of the Board since October 2014. She founded and has been the managing member and principal of Linden Global Strategies LLC, a New York-based SEC registered investment management firm working with sophisticated U.S. and international clients, since September 2011. From September 2010 to July 2011, she held an Adjunct Professor position in the Finance department of Columbia Business School. In November 2008, Mrs. Linden retired from Goldman, Sachs & Co. as a Partner and Managing Director after having been with the firm for more than 25 years, where she held a variety of roles, including Managing Director and Regional Manager of the New York office for Private Wealth Management, head of Global Equities Compliance, and an Advisor to GSJBWere, Australia. She serves as a trustee, and sits on the executive committee, of Collegiate School in New York, New York, and also has served as its Treasurer, and Chair of its Finance, Audit and Nominating Committees. She acts as Financial Advisor to The Prince of Wales Foundation. She previously served as a director of Sears Hometown and Outlet Stores, Inc. from October 2012 to October 2019 and as a director of Trine Acquisition Corp. from May 2019 to December 2020. Mrs. Linden has also served as a non-executive director of E&P Financial Group Limited (formerly Evans Dixon Limited) since May 2018, and as a director of Trine II Acquisition Corp. since February 2021. She received an M.B.A. from the University of Chicago, with a specialization in Finance, and a B.A. from the University of Sydney. Mrs. Linden brings extensive knowledge of capital markets and other financial matters to the Board from her 25-year career with Goldman Sachs.

John T. McClain, 60, joined the Board in May 2014. Since February 2019, he has served as Executive Vice President and Chief Financial Officer of Iconix Brand Group, Inc., a leading brand management company. From November 2015 to September 2016, he served as Chief Financial Officer of Lindblad Expeditions Holdings, Inc., a global provider of expedition cruises and adventure travel experiences. Mr. McClain served as the Chief Financial Officer of The Jones Group Inc., a leading global designer, marketer and wholesaler of over 25 brands, from July 2007 until the sale of the company to Sycamore Partners in April 2014. From April 2014 to August 2014, he continued to provide Senior Advisor services related to financial operations to The Jones Group Inc. Prior to that, Mr. McClain held a number of roles at Avis Budget Group, Inc., formerly Cendant Corporation. He joined Cendant Corporation in September 1999, serving as the Senior Vice President, Finance & Corporate Controller until 2006. From 2006 to 2007, Mr. McClain served as the Chief Accounting Officer of Avis and Chief Operating Officer of Cendant Finance Holdings. Mr. McClain previously held leadership roles at Sirius Satellite Radio Inc. and ITT Corporation. Mr. McClain has served as a trustee of Seritage Growth Properties, a real estate investment trust, since June 2015. He previously served on the board of Nine West Holdings from April 2014 until October 2015, and on the board of Cherokee Inc. (now Apex Global Brands Inc.) from September 2017 to January 2019. Mr. McClain holds a B.S degree in accounting from Lehigh University. Mr. McClain brings over 25 years of executive financial experience, serving at high-level capacities for the retail and consumer sectors.

Maureen Mullen Murphy, 40, joined the Board in June 2018. Mrs. Murphy has served NIKE, Inc. as Vice President of Nike Direct Digital Commerce Flagship and Activity since April 2020. She previously served as Chief Strategy Officer of the Gartner for Marketing division of Gartner, Inc., a leading research and advisory company, from March 2017 to March 2020. From June 2009 to March 2017 she served as Chief Strategy Officer of L2, Inc., a market research firm she co-founded, which was acquired by Gartner, Inc. in March 2017. Mrs. Murphy holds a B.A. degree in Human Biology from Stanford University, and received an M.B.A. in Strategy and Finance from New York University, Stern School of Business. Mrs. Murphy brings extensive experience assessing eCommerce strategies, advising on strategic, tactical and organizational investments regarding companies operating in the digital age, and serving as a thought leader on digital matters.

Jignesh Patel, 50, joined the Board in April 2014. He is a professor in the Computer Science Department at the University of Wisconsin-Madison, where he has served on the faculty since September 2008. He is also the co-founder of a startup, DataChat, that was founded in 2017. He served as the Chief Scientist of Pivotal Software, Inc. from June 2015 to June 2016. He co-founded Locomatix, which developed a platform to power mobile data-driven services and applications, and served as its Chief Executive Officer from June 2010 to August 2013, when the company became part of Twitter. He is currently the sole proprietor of JMP Consulting LLC, which provides consulting services on data-related technologies and is a Fellow of the Association for Computing Machinery (ACM) and an Institute of Electrical and Electronics Engineers (IEEE) Fellow. Mr. Patel obtained his B. Tech. (with honors) in Computer Science and Engineering from IT-BHU (now IIT-Varanasi) in 1991, M.S. in Computer Sciences from the University of Wisconsin-Madison in 1993, and Ph. D. in Computer Sciences from the University of Wisconsin-Madison in 1998. Mr. Patel brings extensive experience with emerging technologies and technology-driven companies from his academic and professional activities.

Jonah Staw, 45, joined the Board in April 2014. Mr. Staw has served as the Chief Executive Officer of Staw Entertainment Enterprises, LLC, an advisory group working with corporate clients, since August 2011. He also has served as Vice President of Logitech Inc., a global provider of personal computer and mobile accessories, since January 2017. Mr. Staw is the co-founder of LittleMissMatched, a multi-channel international brand that includes retail, wholesale, licensing, catalog and internet businesses, and served as its Chief Executive Officer from 2004 to July 2011 and as Chairman from July 2011 to July 2012. Mr. Staw previously served as a director and strategist at Frog Design, a product strategy and design firm, from 1999 to 2004 and as a member of the real estate development team of Skanska USA from 1997 to 1999. Mr. Staw graduated Phi Beta Kappa and magna cum laude from Brown University with a B.A. in the History of Art and Architecture. Mr. Staw brings extensive knowledge of multi-channel retail businesses including digital, branding, product development, marketing and innovation through his professional experience.

The Nominating and Corporate Governance Committee of our Board is responsible for reviewing the qualifications and independence of members of the Board and its various committees on a periodic basis, as well as the composition of the Board as a whole. This assessment includes members’ qualification as independent, as well as consideration of skills and experience in relation to the needs of the Board. New director nominees will be recommended to the Board by the Nominating and Corporate Governance Committee. The ultimate responsibility for selection of director nominees resides with the Board.

Inclusion and Diversity

The Board believes that diversity promotes innovation and is integral to honoring Lands’ End’s commitment to “Take care of the customer, take care of the employee and the rest will take care of itself.” We are deeply committed to hiring and promoting inclusively, championing pay equity, increasing diverse representation at all levels of Lands’ End, and fostering an inclusive culture where our employees can develop and grow professionally, and contribute to our collective success. We believe the Board exhibits the diversity we foster within our employees.

While the Company does not have a formal Board diversity policy, the Board considers diversity, including diversity of racial, ethnic, gender and socio-economic background, in identifying director nominees. The Board and the Nominating and Governance Committee believe that it is important that our directors represent diverse viewpoints. In addition to diversity of experience, the Nominating and Corporate Governance Committee seeks director candidates with a broad diversity of professions, skills and backgrounds. The Nominating and Corporate

Governance Committee discusses Board composition, including the diversity of the Board, annually. Of the current eight members of the Board (who are also our proposed Board nominees), three directors are women and one director is of South Asian descent.

Corporate Citizenship—Sustainability Initiatives and Human Capital

The Board believes that good stewardship of the environment is fundamental to Lands’ End’s long-term success, and Lands’ End is working towards improving its sustainable footprint through key practices like waste reduction, purchasing recycled consumables and through corporate relationships. Lands’ End hopes to inspire customers and other corporations to increase sustainability awareness and initiatives.

We have a focus on raising awareness and educating associates on reducing our internal use of consumables and natural resources. In addition, we have a broad range of recycling and waste management initiatives at our corporate office and distribution centers. For example, we have addressed our use of paper products, aluminum cans, glass, electronics and plastic as well as disposal of non-recyclables with composting and effective water management.

We have also set in place and published our sustainability priorities and goals, including:

Initiative	Goal

Sustainable Cotton	• 100% of cotton fibers purchased from more sustainable sources by 2025

Water Conservation	• 30% of products using water saving manufacturing techniques by 2022

Recycled Polyester	• 100% of polyester fibers to be from a recycled source by 2025

Traceable Down	• Maintain 100% use of Responsible Sourced Down

Circularity	• Create a viable circular product component by 2023

Label and Packaging	• 100% of packaging and labels sourced sustainably by 2025

Lands’ End also participates in industry educational workshops and initiatives. We have formed strategic relationships with organizations like the Sustainable Apparel Coalition, bluesign, National Forest Foundation, where we have helped plant over 1 million trees, and the Clean Lakes Alliance, where we help protect and improve maintenance of local lakes in Wisconsin. These alliances, which respectively operate globally, nationally, and locally, allow us to engage at a variety of levels.

The Board and its committees review and discuss with management matters related to human capital management, including Lands’ End’s commitments and progress on inclusion and diversity, employee engagement, compensation and benefits, business conduct and compliance, and executive succession planning. During fiscal 2020, the Board and its committees also reviewed and discussed with management the impact of COVID-19 on Lands’ End’s employees, supply chain and business, and management’s strategies and initiatives to respond to, and mitigate, adverse impacts, including enhanced health and safety measures for Lands’ End’s workforce.

Attendance

The Board met twenty-three times during fiscal year 2020. All of the directors attended over 75% of the total number of meetings of the Board and meetings of the committees on which they served. Our Corporate Governance Guidelines provide that directors are expected to attend the Annual Meetings of Stockholders, and typically all directors are in attendance.

Committees of the Board

The Board has standing Audit, Compensation, and Nominating and Corporate Governance committees. The table below reflects the current membership of each committee and the number of meetings held by each committee during fiscal year 2020. Also, during a portion of fiscal year 2020, the Board maintained a Related Party Relationships Committee, comprised of Robert Galvin (Chair) and Jignesh Patel. The Related Party Relationships Committee did not meet in fiscal year 2020 and was dissolved in March 2020.

	Audit	Nominating and Corporate Governance	Compensation
Josephine Linden*
Robert Galvin
Jerome Griffith
Elizabeth Leykum
John T. McClain
Maureen Mullen Murphy
Jignesh Patel
Jonah Staw

Number of Meetings	7	3	3

Committee Chair
Member
*	Chair of the Board

Each committee operates under a written charter. The charters are available at the “Corporate Governance” page in the “Investor Relations” section of www.landsend.com under the heading “Corporate Governance Documents.” The principal functions of each Committee are summarized below.

Audit Committee

•	Responsible for the compensation and oversight of the work of the independent registered public accounting firm in connection with the annual audit report

•	Hires the independent registered public accounting firm to perform the annual audit

•	Reviews the Company’s annual and quarterly financial statements, including disclosures made in management’s discussion and analysis of results of operations and financial condition

•	Reviews the reports prepared by the independent registered public accounting firm and management’s responses thereto

•	Pre-approves audit and permitted non-audit services performed by the independent registered public accounting firm

•

Responsible for oversight of risks and exposures associated with financial matters, the Company’s enterprise risk management framework and the steps management has taken to monitor and control risks and exposures

•	Reviews management’s plan for establishing and maintaining internal controls

•	Reviews the internal audit department’s responsibilities, budget and staffing

•	Discusses with the Company’s General Counsel matters that involve the Company’s compliance and ethics policies

•	Reviews and approves all related party transactions.

Compensation Committee

•	Evaluates the Chief Executive Officer’s performance in light of corporate goals and objectives

•	Reviews and approves the base salaries, annual incentive opportunities and cash- and equity-based awards and opportunities for our senior executives

•

Reviews and approves employment agreements, severance arrangements, change-in-control agreements and change-in-control provisions affecting any elements of compensation and benefits for our senior executives

•	Approves compensation plans and programs for our senior executives

•	Approves any special or supplemental compensation and benefits for senior executives, including supplemental retirement benefits and the perquisites provided to them during and after employment

•	Receives periodic reports on our compensation programs as they affect all employees

Nominating and Corporate Governance Committee

•	Reports annually to the Board with an assessment of the performance of the Board

•	Recommends to the Board new director nominees

•	In concert with the Compensation Committee, reviews annually succession planning recommendations for the Company’s senior executives

•	Recommends to the Board director compensation and benefits

•	Reviews and reassesses the adequacy of our Corporate Governance Guidelines

Communications with the Board

Our Board has adopted a policy and process for stockholders to communicate with the Board or an individual director. Stockholders may communicate with the Board collectively, or with any of its individual non-employee directors, by writing to Lands’ End, Inc. Board of Directors, c/o Secretary, Lands’ End, Inc., Legal Department, 1 Lands’ End Lane, Dodgeville, Wisconsin 53595. The Secretary has discretion to determine whether stockholder communications are proper for submission to the intended recipient. Examples of stockholder communications that would be considered presumptively inappropriate for submission include the following: communications regarding personal solicitations; spam and other junk mail; new product suggestions; resumes and other job inquiries; business solicitations or advertisements; communications that are unduly hostile, threatening, illegal, or similarly unsuitable; and communications that are frivolous in nature.

Board Leadership Structure

We separate the roles of Chief Executive Officer and Chair of the Board. Our Chief Executive Officer is responsible for the day-to-day leadership and performance of the Company, while the Chair of the Board provides guidance to our Chief Executive Officer and senior management and sets the agenda for and presides over our Board meetings. In carrying out her responsibilities, the Chair preserves the distinction between management and oversight, maintaining the responsibility of management to develop corporate strategy and the responsibility of the Board to review and express its views on corporate strategy and management’s execution of that strategy.

The Board’s Role in Risk Oversight

Consistent with our leadership structure, our Chief Executive Officer and other members of senior management are responsible for the identification, assessment, and management of risks that could affect the Company and the Board provides oversight in connection with these efforts. We do not believe that the Board’s role in risk oversight has an effect on the Company’s leadership structure. The Board’s oversight is conducted primarily through committees of the Board, as disclosed in the descriptions of the responsibilities of the Audit Committee and the Compensation Committee above and in the charters of such committees.

The Audit Committee is responsible for oversight of (1) risks and exposures associated with financial matters, particularly financial reporting, tax, accounting, disclosure, internal control over financial reporting, and credit and liquidity matters; (2) the Company’s enterprise risk management framework; and (3) the steps management has taken to monitor and control risks and exposures, including the Company’s risk assessment and risk management policies and strategies and programs and policies relating to legal compliance.

The Compensation Committee evaluates whether the risks arising from the Company’s compensation policies and practices for its employees would be reasonably likely to have a material adverse effect on the Company and has concluded that our programs do not create risk that is reasonably likely to have a material adverse effect on the Company.

The Board has retained responsibility for general oversight of risks. The Board satisfies this responsibility through full reports by each committee chair regarding the committee’s considerations and actions, as well as through regular reports directly from officers responsible for oversight of particular risks within the Company, including our Chief Financial Officer, our General Counsel, our Chief Information Officer and our most senior internal audit and information security professionals.

Nomination of Director Candidates

Directors may be nominated by the Board or by stockholders in accordance with our Bylaws. The Nominating and Corporate Governance Committee will, when it deems appropriate, actively seek individuals qualified to become Board members, and will solicit input on director candidates from a variety of sources, including current directors. The Committee will evaluate a candidate’s qualifications and review all proposed nominees for the Board, including those proposed by stockholders, in accordance with its charter and our Corporate Governance Guidelines. This will include a review of the person’s qualifications and independence as well as consideration of diversity, age, skills, education and experience in the context of the needs of the Board. The Committee has the ability to retain a third party to assist in the nomination process.

Director nominees recommended by the Nominating and Corporate Governance Committee are expected to be committed to representing the long-term interests of our stockholders. The Committee believes that it is important to align the interests of directors with those of our stockholders. Generally, each non-employee director is required to acquire a number of shares of our common stock in an amount that, at cost, is equal to the amount of the director’s annual retainer in effect on the date when the director first becomes a member of the Board. Non-employee directors must meet this requirement by the third anniversary of that date unless, due to employment or legal restrictions, he or she is unable to acquire our common stock. As of January 29, 2021, all non-employee directors were in compliance with this requirement, other than Mrs. Murphy, who has not yet reached the third anniversary of her start date. Board members should possess a high degree of integrity and have broad knowledge, experience and mature judgment. In addition to a meaningful economic commitment to our company as expressed in share ownership, directors and nominees should have predominately business backgrounds, have experience at policy-making levels in business and/or technology, and bring a diverse set of business and life experiences and perspectives to the Board.

Mr. Griffith’s employment letter with the Company provided for his appointment to the Board and provides that he will be nominated for reelection to the Board each time his term as director is scheduled to expire. In addition, under his executive severance agreement with the Company, a termination of employment by Mr. Griffith is for “Good Reason” if, among other events, at any time that ESL Investments, Inc. and its affiliate entities beneficially own more than 20% of the Company’s shares entitled to vote for directors, they, in whole or in part, vote against his reelection to the Board while Mr. Griffith is serving as the Company’s Chief Executive Officer.

A Lands’ End stockholder can nominate a candidate for election to the Board by complying with the nomination procedures in our Bylaws, which provide that for an election to be held at an annual meeting of stockholders, nomination by a stockholder must be made by notice in writing delivered to the Company not later than the 90th day, and not earlier than the 120th day, prior to the first anniversary of the preceding year’s annual meeting. If the date of the subject annual meeting is more than 30 days before or more than 70 days after the first anniversary of the preceding year’s annual meeting, notice by the stockholder must be delivered not earlier than the 120th day prior to the annual meeting and not later than the later of the 90th day prior to the annual meeting or the 10th day following the day on which public announcement of the date of such annual meeting is first made by the Company. For an election to be held at a special meeting of stockholders, the stockholder’s notice in writing must be delivered to the Company not earlier than the 120th day prior to the special meeting and not later than the later of the 90th day prior to the special meeting or the 10th day following the day on which public announcement is first made of the date of the special meeting and of the nominees proposed by the Board to be elected at the special meeting.

A stockholder’s written notice to the Secretary described in the preceding paragraph must be delivered to Lands’ End, Inc., Attn: Secretary, 1 Lands’ End Lane, Dodgeville, Wisconsin 53595. Any stockholder of record or beneficial owner of common stock proposing such a nomination must be a stockholder of record on the date of the giving of such notice and on the record date for the determination of stockholders entitled to notice of and to vote at the meeting of stockholders and comply with the applicable notice procedures set forth in the Company’s Amended and Restated By-Laws, including setting forth the following in the written notice: (i) the name and address of the stockholder; (ii) the number of shares of capital stock of the Company owned beneficially and of record by the stockholder; (iii) a description of any agreement, arrangement or understanding with respect to the nomination between or among the stockholder, any of its affiliates or associates, each nominee and any others acting in concert with any of the foregoing; (iv) a description of any agreement, arrangement or understanding that has been entered into as of the date of the stockholder’s notice by, or on behalf of, the stockholder, the effect or intent of which is to mitigate loss to, manage risk or benefit of share price changes for, or increase or decrease the voting power of, the stockholder with respect to securities of the Company; (v) a representation that the stockholder is a holder of record of stock of the Company entitled to vote at the meeting and intends to appear in person or by proxy at the meeting to propose each nomination; (vi) a representation whether the stockholder intends or is part of a group that intends (a) to deliver a proxy statement and/or form of proxy to holders of at least the percentage of the Company’s outstanding capital stock required to elect each nominee and/or (b) otherwise to solicit proxies or votes from stockholders in support of each nomination; (vii) the name, age and business address of each nominee proposed in the notice; (viii) all information concerning the stockholder and each nominee required to be disclosed in proxy solicitations for director elections under the proxy rules of the SEC; and (ix) the written consent of each nominee to serve as a director if so elected.

The Company may require any proposed nominee to furnish such other information as the Company may reasonably require to determine the eligibility of the nominee to serve as a director. The chair of any annual meeting or special meeting of stockholders may refuse to acknowledge the nomination of any person not made in compliance with the foregoing procedures. A stockholder’s compliance with these procedures will not require the Company to include information regarding a proposed nominee in the Company’s proxy solicitation materials.

COMPENSATION OF DIRECTORS

Our Director Compensation Policy provides for an annual cash retainer for serving as a non-employee director of the Company, for serving as Board Chair, and for serving as the chair or member of committees as follows:

Cash Compensation(1)
Board Member	$100,000
Board Chair	$30,000
Audit Committee Chair	$20,000
Audit Committee Member (Non-Chair)	$12,500
Compensation Committee Chair	$15,000
Compensation Committee Member (Non-Chair)	$10,000
All Other Committee Chairs	$10,000
All Other Committee Members (Non-Chairs)	$7,500

(1)	Assumes service for a full fiscal year; directors who serve for less than the full fiscal year are entitled to receive a pro-rated portion of the applicable payment.

In addition, the Director Compensation Policy provides that our non-employee directors may elect annually to receive all or a portion of their retainer in the form of shares of Lands’ End common stock. Non-employee directors also receive an annual allowance in the amount of $10,000 for the purchase of Lands’ End merchandise, as well as a discount on the purchase of Lands’ End merchandise under a program available to all Lands’ End employees. Upon the approval on a case-by-case basis of the Nominating and Corporate Governance Committee, a non-employee director may participate in health care programs of the Company on a basis no less favorable than senior executives of the Company.

The following table shows information concerning the compensation earned in fiscal year 2020 by non-employee directors who served on the Board during fiscal year 2020. The Board of Directors compensation was temporarily reduced beginning in first quarter of fiscal 2020, as a response to the COVID-19 pandemic, and the amounts below reflect this reduction.

Name	Fees Earned or Paid in Cash(a)	Stock Awards ($)(a)(b)	Merchandise Allowance(a)	Total(a)(c)
Josephine Linden, Chair	$157,120	$0	$7,120	$164,240
Robert Galvin	$75,486	$50,254	$7,120	$132,860
Elizabeth Leykum	$117,120	$0	$7,120	$124,240
John T. McClain	$117,120	$0	$7,120	$124,240
Maureen Mullen Murphy	$38,868	$58,252	$7,120	$104,240
Jignesh Patel	$117,960	$0	$7,120	$125,080
Jonah Staw	$104,620	$0	$7,120	$111,740

(a)

Amounts reflect a temporary $10,000 reduction in Board compensation (on an annualized basis), divided equally between retainer and merchandise allowance, in effect between March 28, 2020 and August 29, 2020, while the Company’s management voluntarily reduced their compensation in response to the COVID-19 pandemic.

(b)	Represents the aggregate grant date fair value computed in accordance with FASB ASC Topic 718.
(c)	The amounts in this column do not include amounts attributable to the discount on Lands’ End merchandise that are available generally to all Lands’ End salaried employees and non-employee directors.

As Mr. Griffith is an employee of the Company, he did not receive separate or additional compensation for his service as a director during fiscal year 2020. See “Executive Compensation” for information relating to Mr. Griffith’s fiscal year 2020 compensation.

BENEFICIAL OWNERSHIP OF THE COMPANY’S COMMON STOCK

The following table sets forth certain information regarding beneficial ownership of our common stock as of March 26, 2021 for (1) each person known to us to be the beneficial owner of more than 5% of our common stock; (2) each named executive officer; (3) each of our directors; and (4) all of our executive officers and directors as a group.

Name of Beneficial Owner(1)	Shares of Common Stock Beneficially Owned
	Number		Percent of Common Stock Outstanding
Robert Galvin	13,773		*
James Gooch	77,075		*
Peter L. Gray	110,550	(2)	*
Jerome Griffith	652,590	(3)	2.0%
Elizabeth Leykum	12,299		*
Josephine Linden	45,817		*
John T. McClain	6,054		*
Maureen Mullen Murphy	8,211		*
Jignesh Patel	22,000		*
Kelly Ritchie	50,430		*
Jonah Staw	5,660		*
Chieh Tsai	25,556		*

Directors and executive officers as a group (12 persons)	996,031	(4)	3.0%

Greater than 5% Stockholders:

ESL Investments, Inc. and related entities, as a group(5)	17,809,700	(6)	54.4%

Capital Research Global Investors(7)	2,100,000		6.4%
Thomas J. Tisch(8)	1,995,102		6.1%

*	Represents less than 1% of outstanding common stock
(1)

Unless otherwise noted below, the address of each beneficial owner listed in the table is c/o Lands’ End, Inc., 1 Lands’ End Lane, Dodgeville, Wisconsin 53595. We have determined beneficial ownership in accordance with the rules of the SEC, which provide that beneficial ownership includes any shares over which the individual has sole or shared voting power or investment power and also any shares which the individual has the right to acquire within 60 days after March 26, 2021, through the exercise of a stock option or vesting of an RSU or any other right. Except as indicated by the footnotes below, we believe, based on the information furnished to us, that all the persons and entities named in the table above have sole voting and investment power with respect to all shares of common stock that they beneficially own. We have based our calculation of the percentage ownership on 32,751,628 shares of common stock outstanding as of March 26, 2021.

(2)

Includes 5,684 shares that are subject to restricted stock units and 12,255 stock options, in each case, that are scheduled to vest within 60 days after March 26, 2021, and 36,762 vested stock options.

(3)	Includes 294,118 vested stock options.
(4)

Includes 5,684 shares that are subject to restricted stock units and 12,255 shares that are subject to stock options that are scheduled to vest within 60 days after March 26, 2021, and 330,880 vested stock options.

(5)

Beneficial ownership is based on the ESL Investments, Inc. Amendment No. 24 to Schedule 13D reporting ownership as of March 1, 2021 (the “13D Filing”), as well as the Forms 4 filed by ESL Investments, Inc. on March 1, 2021, March 16, 2021, and March 19, 2021 (the “Forms 4”). ESL Investments, Inc. and related entities, as a group, consists of the following: ESL Investments, Inc. (“Investments”); Edward S. Lampert;

ESL Partners, L.P. (“Partners”); and RBS Partners, L.P. (“RBS”). RBS is the general partner of, and may be deemed to indirectly beneficially own securities beneficially owned by, Partners. Investments is the general partner of, and may be deemed to indirectly beneficially own securities beneficially owned by, RBS. Mr. Lampert is the Chairman, Chief Executive Officer and Director of, and may be deemed to indirectly beneficially own securities beneficially owned by, Investments. The address of ESL Investments, Inc. and related entities is c/o ESL Investments, Inc. and related entities, as a group, 1170 Kane Concourse, Suite 200, Bay Harbor Islands, Florida 33154.
(6)

Per the 13D Filing, and updating information for the disclosures in the Forms 4, Investments possesses sole voting power and sole dispositive power as to 2,020,060 shares and shared dispositive power as to 15,789,640 shares; Edward S. Lampert possesses sole voting power as to 17,809,700 shares, sole dispositive power as to 2,020,060 shares and shared dispositive power as to 15,789,640 shares; Partners possesses sole voting power and sole dispositive power as to 2,020,060 shares and shared dispositive power as to 15,789,640 shares; RBS possesses sole voting power and sole dispositive power as to 2,020,060 shares and shared dispositive power as to 15,789,640 shares.

(7)

Beneficial ownership is based on the Capital Research Global Investors Amendment No. 7 to Schedule 13G reporting ownership as of December 31, 2020. Capital Research Global Investors disclosed sole voting power and sole dispositive power as to 2,100,000 shares. Capital Research Global Investors disclaims beneficial ownership as to these shares. The address of Capital Research Global Investors is 333 South Hope Street, Los Angeles, California 90071.

(8)

Beneficial ownership is based on Schedule 13G reporting ownership as of March 1, 2021. Mr. Tisch disclosed sole voting power and sole dispositive power as to 1,632,530 shares and reported shared voting power and shared dispositive power as to 362,572 shares. Mr. Tisch’s address is 655 Madison Avenue, New York, New York 10065.

Restrictions related to Equity Transactions

Under the Company’s Insider Trading Policy, our employees and directors are prohibited from engaging in, among other things, short sale transactions and hedging transactions with respect to Company securities, including through the use of financial instruments such as prepaid variable forwards, equity swaps, collars and private exchange funds. Our employees and directors also are prohibited from holding Company securities in a margin account or otherwise pledging Company securities as collateral for a loan.

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

Introduction

This Compensation Discussion and Analysis provides information to assist you in understanding the fiscal year 2020 compensation of the executive officers identified in the Summary Compensation Table, whom we refer to as our “named executive officers.” Our named executive officers for fiscal year 2020 are:

•	Jerome Griffith, Chief Executive Officer

•	James Gooch, President and Chief Financial Officer

•	Peter L. Gray, Executive Vice President, Chief Administrative Officer and General Counsel

•	Chieh Tsai, Executive Vice President, Chief Product Officer

•	Kelly Ritchie, Senior Vice President, Employee Services

During fiscal year 2020, Mr. Griffith served as Chief Executive Officer and President, and Mr. Gooch served as Executive Vice President, Chief Financial Officer and Chief Operating Officer. In March 2021, Mr. Griffith transitioned the role of President to Mr. Gooch, and Mr. Gooch was promoted to President and retained his role as Chief Financial Officer.

Executive Summary — Impact of and Actions taken in Response to COVID-19

What Actions Did We Take?	Why?

Business Actions

Implemented enhanced health and safety measures in workplace, in accordance with public health guidance and best practices	Protected health of our workforce and reinforced concern for well-being

Converted employee fitness center to COVID-19 vaccination site administered by Iowa County Health Department	Supported health and wellbeing of local and surrounding community, which is home to many employees, customers and friends

Donated warehouse capacity to State of Wisconsin, Department of Administration for staging and distribution of personal protective equipment (PPE)	Contributed to safety of Wisconsin residents

Furloughed majority of corporate/office staff but continued to pay health insurance premiums	Reduced short-term cash usage, but preserved access to healthcare

Retail store closures	Maintained health and safety of employees and customers, and aligned with governmental ordinances

Compensation Actions

Voluntary pay reductions	Reduced short-term cash usage

Eliminated 2020 merit increases	Controlled costs and reduced annual expenses

Suspended 401(k) match	Controlled costs and reduced annual expenses

Shifted 50% of long-term incentive to cash award	Preserved share availability under stock plan and minimized future stockholder dilution

Temporarily reduced Board compensation	Reduced short-term cash usage and expenses

Valued long-term equity awards using average price vs. closing price on day of award	Addressed stock market volatility at time of award, preserved share availability under stock plan and minimized future stockholder dilution

Maintained targets under 2018, 2019 and 2020 long-term performance awards	Reinforced long-term nature of awards

Revised 2020 annual incentive plan targets	Provided meaningful incentives to all participants to drive financial results

Due to the COVID-19 pandemic, our results for the first quarter of fiscal year 2020 were well below our internal plan, with a net revenue decrease, year over year, of 17.3%, and an Adjusted EBITDA loss of $11.6 million, compared to Adjusted EBITDA of $3.0 million in the first quarter of fiscal 2019. In particular, our Retail and Outfitters’ segments were challenged, with an uncertain timeframe for recovery. The Retail business was expected to struggle as a result of reduced customer traffic and the uncertainty related to government-mandated closures. The Outfitters’ business, also was presented with uncertainties, as its school uniform business was faced with school closures, its small and medium sized business customers were addressing their own challenges as a result of the pandemic, and its national accounts, more than 50% of which are related to the travel industry, were severely disrupted by the pandemic.

During the very early days of the pandemic, the Company was in the midst of approving and administering its executive compensation program. In early and mid-March 2020 the Compensation Committee approved and took the following actions:

•

Established the Annual Incentive Plan for fiscal year 2020 (the “2020 AIP”), with financial metrics based on past and expected business results, without respect to the potential impact of COVID-19. At the Compensation Committee’s suggestion, however, the definition of Adjusted EBITDA in the 2020 AIP permitted the Compensation Committee to adjust performance targets and results due to the unanticipated impact of COVID-19.

•	Given the economic uncertainty in mid-March, deferred consideration of merit increases for the named executive officers (which the Company subsequently eliminated throughout the organization).

•

Utilized performance cash awards, rather than performance share awards, in light of stock price decline related to the pandemic, in order to preserve share availability under our stock plan and reduced future stockholder dilution.

•

Valued long-term time-based incentive awards to the named executive officers using a thirty trading-day average price ($9.26) instead of the closing price on the date of the award ($6.84), in order to preserve share availability under our stock plan, and reduce future stockholder dilution.

As the pandemic unfolded, we took several actions designed to reduce costs and drive financial performance. These actions included:

•

A voluntary temporary reduction of base salaries of 50% for Mr. Griffith and 20% for the other named executive officers and other senior management members, with scaled salary reductions throughout our organization.

•

Furloughing approximately 70% of corporate employees, including approximately all retail employees from March 28, 2020 to April 13, 2020, with approximately 49% of the workforce remaining furloughed through the end of the first quarter of fiscal year 2020 and all then remaining furloughed personnel returning to work by the middle of the second quarter. We paid all health insurance premiums (employee and employer contribution) for employees while they were on furlough.

•	The permanent reduction of approximately 10% of our corporate staff during the second quarter of fiscal year 2020.

•	Eliminated all merit increases, which had been planned for fiscal year 2020.

•	Reduced Board compensation temporarily.

•	Suspended our 401(k) match from March 2020 until the end of the fiscal year.

•	Reduced other discretionary operating expenses significantly and required the Chief Financial Officer’s approval of all expenditures.

As a result of the pandemic, our 26 retail stores were closed from March 16, 2020 through late June 2020 due to concerns for employee and customer health and welfare, as well as governmental orders. In addition, the furlough of a majority of our corporate staff through late May 2020 and the “Safer at Home” order that was in effect for the State of Wisconsin from March 26, 2020 to May 14, 2020 materially impacted our employees, including employees who assist in preparing our SEC filings, which contributed to the Company, in accordance with SEC regulations, delaying the filing of its Quarterly Report on Form 10-Q for the quarter ended May 1, 2020 (the “Delayed 10-Q”).

By mid-April and May 2020, the Company began to see encouraging signs of a recovery in its global eCommerce business. For the second quarter of fiscal year 2020, ending July 31, 2020, our results showed a continued trend of stronger global eCommerce revenue and profit. For the second quarter, Global eCommerce revenue increased 23.6% and Adjusted EBITDA more than tripled to $23.9 million, both as compared to the prior year period. However, there was continued weakness in the Outfitters’ business, where revenue declined 42.8%, and in the Retail business, where revenue declined 68.5%, each as compared to the prior year.

The economic conditions brought on by the pandemic, especially its impact on the debt markets, impacted our efforts to refinance our term loan, which was due to mature in April 2021. Due to the impending maturity, the Delayed 10-Q, when filed on July 22, 2020, included disclosure that “[g]iven the amount currently outstanding under the Term Loan Facility and its maturity date of April 4, 2021, and based on the definitions in the relevant accounting standards, management has determined that this condition raises substantial doubt about our ability to continue as a going concern.” The term loan refinancing was afforded much of the Board of Directors’ and senior management’s time and focus, especially within the finance and legal functions of the Company, from May through September 2020. The term loan refinancing was completed on September 9, 2020 and the factors that raised substantial doubt about our ability to continue as a going concern were alleviated.

In August 2020, our business further stabilized, and the voluntary pay reductions ended but amounts foregone were not recouped. With six months remaining in the fiscal year, including the critical fourth quarter, members of the Compensation Committee began discussing with senior management the likelihood of achieving 2020 AIP targets and how best to incentivize significant financial performance in the second half of the fiscal year, considering the ongoing challenges posed by COVID-19 and the uncertainty related to potential future shut downs in second or third waves of the pandemic. Our internal projections in the summer of 2020 led the Compensation Committee to conclude that achievement of the prior year’s financial performance, corresponding to a threshold payout under the 2020 AIP, was not attainable unless the targets were adjusted for the impact of COVID-19 (as permitted by the 2020 AIP). However, such an adjustment required subjective determinations as to the impact of COVID-19 on profitability, and in management’s opinion, could have resulted in an adjustment as high as approximately $47 million, the projection at that time, of the impact on our variable profit on an annualized basis.

After careful consideration and seeking the input of its independent compensation consultant, in early September 2020 the Compensation Committee revised the targets under the 2020 AIP. The revision was made, in light of the unexpected challenge of operating during the continuing COVID-19 pandemic and management’s actions to control costs and adapt to evolving standards of work and safety, as a means of incentivizing and rewarding management to drive financial performance in the second half of the fiscal year and achieve at least a flat, and ideally an improved level of profitability for the year. Accordingly, the Compensation Committee aligned our 2020 AIP threshold and maximum levels of performance with those used in 2019 (with the same payout percentages as used in 2019) and target level of performance with our reported Adjusted EBITDA for 2019. Based on strong performance in the global eCommerce business over the second half of the fiscal year, and especially in the fourth quarter, financial results exceeded the target level under the revised targets. The detail of the original targets, the revised targets and the payout amounts are discussed below, under “Fiscal Year 2020 Annual Incentive Opportunity.”

At the same time that it considered and reset the targets under the 2020 AIP, the Compensation Committee also reviewed the targets under our long-term performance-based incentives, and concluded that given the long-term nature of such targets, which were based on three-year cumulative Adjusted EBITDA and revenue results, these targets would not be adjusted to reflect the unexpected impact of COVID-19.

The Compensation Committee believes that management of the Company performed extremely well navigating the pandemic in fiscal year 2020. Most corporate employees transitioned to a remote work model, while on-site distribution and call centers were operated to minimize any spread of COVID-19, through temperature checks, screening, social distancing, a mask mandate, and the implementation of other protective measures. During 2020, we provided a warehouse facility, free of charge, to the Wisconsin Department of Administration, so that personal protective equipment could be stored and distributed to Wisconsin residents. In addition, in early 2021, we converted our employee fitness center (which was underutilized due to a substantial number of employees working remotely, as well as local orders regarding the operation of fitness centers) into a COVID-19 vaccination clinic for use by the Iowa County Health Department.

Executive Compensation Philosophy and Objectives

The Compensation Committee believes that our long-term success is directly related to our ability to attract, motivate and retain highly talented executives who are committed to our mission, results and cultural beliefs. The Compensation Committee has developed a compensation philosophy for our senior executives designed to pay-for-performance. Accordingly, the total compensation packages provided to our named executive officers generally include both annual and long-term incentive opportunities that are linked to performance measures or are otherwise “at risk” due to market fluctuations and potential for forfeiture. For fiscal year 2020, on average, 69% of our named executive officers’ target compensation was considered at-risk based on financial performance measures or the possibility of forfeiture. This calculation, as well as those shown in the graphic below, does not reflect the impact of the temporary voluntary pay reductions taken by the named executive officers as a result of the COVID-19 pandemic and values the 2020 RSU Awards (defined below) using the methodology ascribed by the Compensation Committee, rather than the accounting valuation ascribed by ASC 718.

Elements of Compensation

Our compensation packages are designed in large measure to motivate and encourage executives to drive performance and achieve superior results for the Company and its stockholders. They also reflect other important considerations, such as the value of the position in the marketplace, levels of job responsibility, individual performance and the need to attract and retain top executive talent. The Compensation Committee grants equity- based incentives to align management’s and stockholders’ interests. While the Compensation Committee seeks to utilize compensation and benefit arrangements that reflect the pay-for-performance compensation philosophy, it recognizes that from time to time it may be appropriate for the Company to provide additional inducements, such as sign-on awards and other provisions, in order to recruit, retain, and motivate highly qualified executives.

Executive Compensation Program: Key Elements

The key elements of our compensation program for our executives include base salary, annual cash incentive opportunities, long-term performance-based incentive opportunities and long-term time-based equity awards.

Annual Compensation

•	Base Salary—Base salary is the fixed element of each executive’s cash compensation, and provides executives with an appropriate level of financial certainty.

•

Annual Incentive Plan—Our annual incentive program seeks to motivate executives by providing opportunities to earn annual cash awards if annual financial objectives established by the Compensation Committee are achieved.

Long-Term Compensation

•

Long-Term Performance-Based Awards—Our long-term incentive programs are designed to motivate executives to focus on long-term company performance through awards based on multi-year performance periods that reinforce accountability by linking executive compensation to achievement of performance goals. These programs seek to align our executive’s goals with our strategic direction and initiatives, which the Compensation Committee believes will result in increased returns to its stockholders. These awards have taken the form of either equity or cash in the past several years.

•

Long-Term Time-Based Awards—Our long-term incentive programs also include time-based awards of equity that are at risk. The multi-year vesting requirements of time-based awards are designed to promote retention and encourage executive officers to adopt longer-term approaches to our business. Time-based equity compensation also provides alignment with our stockholders, as value received will be consistent with return to our stockholders.

There is no pre-established policy or target for the allocation between annual and long-term incentive compensation. Instead, the Compensation Committee takes a holistic approach to executive compensation and the balance of the compensation elements for each executive individually. For fiscal year 2020, on average, 56% of our named executive officers’ target compensation was annual in nature, while 44% took the form of long-term incentives. These percentages do not reflect the impact of the temporary voluntary pay reductions taken by the named executive officers as a result of the COVID-19 pandemic and values the 2020 RSU Awards using the methodology ascribed by the Compensation Committee.

How Elements Are Used to Achieve Our Compensation Objectives

The Compensation Committee believes that a fair and effective way to motivate executives to produce superior results for stockholders is to increase the proportion of an executive’s total compensation that is performance-based or otherwise “at risk”, including equity compensation, relative to the executive’s ability to influence those results increases. Additionally, the Compensation Committee believes that the value of incentive compensation should depend upon the performance of the Company in a specified performance or vesting period. Under our incentive compensation structure, the highest amount of compensation can be achieved through consistent superior performance over sustained periods of time. This approach is designed to provide incentives for managing long-term growth, while minimizing short-term excessive risk taking.

During fiscal year 2020, the Compensation Committee sought to achieve the objectives of our compensation program for our named executive officers through the grant of annual and long-term incentive awards. The fiscal year 2020 annual incentive awards for the named executive officers offered an opportunity to earn cash compensation based upon achievement of an adjusted EBITDA (earnings before interest, taxes, depreciation and amortization) goal for fiscal year 2020. The goal setting process, which included a mid-year reset of the annual incentive EBITDA goal in response to the COVID-19 pandemic’s impact on our business, is discussed below in “Fiscal Year 2020 Annual Incentive Opportunity”. In fiscal year 2020, the Compensation Committee also granted long-term time-based equity awards that will vest over a three-year period, assuming continued service and long-term performance-based cash awards, which vest subject to achievement of performance goals for a three-year period.

Our Annual Incentive Plan (As Amended and Restated) (“AIP”) awards and our long-term incentives are established based on a percentage of base salary. As the participating executive’s base salary is determined, in part, on his or her past performance, an award that is based on a multiple of that base salary also reflects, in part, his or her past performance.

Following the end of a performance period, the Compensation Committee certifies the level of achievement against the applicable financial performance goals established under its annual and long-term performance-based incentive programs, but retains the ability to exercise positive or negative discretion to adjust payout in relation to our annual and long-term performance. The Compensation Committee did not exercise any such discretion for fiscal year 2020 payouts for any of the named executive officers.

Fiscal Year 2020 Base Salaries

Base salaries are established at levels that generally reflect the past performance, experience, expected future contributions and responsibilities of the executive officer. The importance of the executive officer’s position, external pay data, market competitiveness and internal pay equity also are considered, as well as the extent of any promotions or other change in the executive’s responsibilities. In light of the impact of COVID-19, and the resultant uncertainty that existed in the first quarter of fiscal year 2020, no employees, including the named executive officers, received any merit increases in fiscal year 2020.

Rather, in March 2020, in response to the COVID-19 pandemic, the named executive officers, along with the entire senior management team, voluntarily reduced their salaries in order to reduce cash expenditures during the earliest and most uncertain time of the pandemic. The reduction remained in place for approximately five months, until such time as senior management determined that our business had stabilized, and its operating results had become more predictable. These temporary reductions were in the amount of 50% for Mr. Griffith and 20% for the other named executive officers, resulting in foregone salary amounts (which were not recouped) as set forth below:

Name	Foregone Salary
Jerome Griffith	$222,115
James Gooch	$58,808
Peter L. Gray	$48,231
Chieh Tsai	$42,308
Kelly Ritchie	$34,692

The Compensation Committee believes that this voluntary action both benefited our near-term financial position, in that it reduced cash expenditure, and displayed the leadership and credibility required of senior management in order to execute the other actions taken by the Company in response to COVID-19, including scaled pay reductions, furloughs throughout the organization and a reduction of 10% of our corporate staff.

Fiscal Year 2020 Performance Measures and Goals

As we rely upon “at risk” compensation to motivate our executives, in addition to time-based equity awards, in 2020 we utilized two forms of performance-based awards: awards based on goals set for fiscal year 2020 under the AIP (“2020 AIP”) and performance-based cash awards.

Under the 2020 AIP, we used, as in past years, an adjusted earnings before interest, taxes, depreciation and amortization (“EBITDA”) measure. The adjusted EBITDA targets were initially established in mid-March 2020, as the COVID-19 pandemic was just identified and unfolding. When establishing the initial performance goals for the 2020 AIP and also for the long-term performance-based cash awards granted in 2020, the Compensation Committee considered such factors as fiscal year 2019 financial results, overall fiscal year 2020 financial goals, our long-range plan, our competitive position, and market trends, as well as the general state of the economy and our business.

With respect to the long-term performance-based cash awards, performance goals based on an EBITDA measure and revenue were established in mid-March 2020 for the cumulative three-year period from fiscal year 2020 through fiscal year 2022.

Fiscal Year 2020 Annual Incentive Opportunity

For the 2020 AIP, the Compensation Committee approved an adjusted EBITDA performance measure (“2020 AIP EBITDA”) and goals, which accounted for 100% of the annual incentive opportunity for our named executive officers. The 2020 AIP EBITDA measure differs from “Adjusted EBITDA,” which is a key metric reported by the Company. Adjusted EBITDA is used by management to measure business performance, in an effort to encourage growth and create increased stockholder value through the efficient use of corporate assets. For purposes of the 2020 AIP, reported Adjusted EBITDA results are subject to further adjustment as detailed below (see Item 7 of our Annual Report on Form 10-K for a reconciliation of Adjusted EBITDA to Net Income).

To determine 2020 AIP EBITDA performance, we first calculate Adjusted EBITDA, computed as operating income appearing on our statement of operations for the applicable reporting period, adjusted for depreciation, amortization, gains/(losses) on sales of assets and other items we determine affect the comparability of financial results from period to period. Then, in determining financial goal achievement relative to the 2020 AIP EBITDA measure, the Compensation Committee is required to adjust either the performance target or actual Adjusted EBITDA results to reflect the following occurrences affecting our results during the performance period:

•	the effects of currency fluctuations in comparison to plan currency rates;

•	gains or losses from litigation, claim judgments, or regulatory proceedings, including product recalls or legal and insurance settlements that, in each case, individually exceed $500,000;

•	the effect of changes in laws, regulations, or accounting principles, methods or estimates;

•	write down or impairment of assets;

•

the gain or loss from the sale or discontinuance of a business segment, division, or unit, and the planned, unrealized corporate post-incentive adjusted EBITDA for this business segment, division, or unit;

•	results from an unplanned acquired business and costs related to the unplanned acquisition;

•	restructuring and workforce severance costs pursuant to a plan approved by the Board and Chief Executive Officer;

•	the impact of the unplanned termination or loss of store leases;

•	any unanticipated impact of COVID-19 (as determined reasonable and appropriate by the Committee); and

•	unusual and infrequently occurring items as defined by accounting principles generally accepted in the United States (GAAP).

Opportunities under the AIP for the participating executives are generally established upon hire and reviewed when the Compensation Committee reviews annual compensation or at the time a compensation package for a participating executive is otherwise approved, and reflects the participating executive’s relative level of responsibility and potential to affect our overall performance. The target award opportunity under the 2020 AIP was 100% of base salary for Mr. Griffith, 75% of base salary for Mr. Gooch, Mr. Gray and Ms. Tsai and 50% of base salary for Ms. Ritchie. Threshold, target and maximum levels of 2020 AIP EBITDA were established in mid-March 2020 but were subsequently adjusted, as discussed below.

Initially, in mid-March 2020, payout levels were set at: threshold for performance at reported Adjusted EBITDA for fiscal year 2019, target at our internal plan, which had been established in February 2020, and maximum at an approximately 23% overachievement of target. The following table summarizes the initial plan design, metric, and performance levels:

Metric	Threshold (50% Payout)	Target (100% Payout)	Maximum (200% Payout)
2020 AIP EBITDA	$77.9 million	$87.2 million	$107.0 million

The Compensation Committee views Adjusted EBITDA growth as a key metric and driver of stockholder value. As initially designed, the 2020 AIP would reward achievement equal to the prior year (i.e. a flat year for profitability) with a 50% payout. Falling short of a flat year would result in no payout.

As discussed in detail above, the pandemic had a material impact on our business in the first quarter of fiscal year 2020 and while our eCommerce business rebounded in the second quarter, the Retail and Outfitters businesses continued to struggle.

After taking into consideration the actions taken by management to reduce and control costs, discussed above, including voluntary temporary pay reductions, the elimination of merit salary increases, employee furloughs and permanent reductions, the elimination of the 401(k) match, the Compensation Committee decided to reset the 2020 AIP targets in order to provide an incentive for participants in the 2020 AIP, including the named executive officers, to drive significant financial performance considering the ongoing challenges posed by COVID-19, and the uncertainty related to a potential second or third wave of the pandemic. The Compensation Committee determined that given the unexpected challenge of operating in light of COVID-19, and management’s actions to control costs and adapt to evolving standards of work and safety, it would be appropriate to incentivize management and other participants in the 2020 AIP to drive financial performance in the second half of the fiscal year and achieve at least a flat, and ideally an improved level of profitability for the year. Accordingly, the Compensation Committee adopted threshold and maximum levels of performance which were aligned with the levels adopted for the AIP used in 2019 (with the same payout percentages as used in 2019) and a target level of performance which aligned to our reported Adjusted EBITDA for 2019.

The revised targets are reflected on the following table:

Metric	Threshold (10% Payout)	Target (100% Payout)	Maximum (200% Payout)
2020 AIP EBITDA	$60.0 million	$77.9 million	$100.0 million

At the time it set the revised targets, the Compensation Committee believed that performance at the target level was attainable, yet challenging given multiple factors, including the uncertainty as to second or third waves of COVID-19, lingering impacts on areas of manufacturing, transportation and supply chains, and potential shifts in consumer buying behavior. In addition, the Compensation Committee determined that the adoption of revised targets would be in lieu of any COVID-19-related adjustments, as provided under the 2020 AIP, and it would not exercise any discretion to adjust AIP amounts at the end of the year for unforeseen COVID-19 impacts. In approving the revised targets, the Compensation Committee made such revisions contingent upon refinancing our term loan debt on terms acceptable to and approved by the Board of Directors. The term loan debt was refinanced later in September 2020.

We experienced strong performance in our global eCommerce business over the second half of the fiscal year, and especially in the fourth quarter, and we achieved 2020 AIP EBITDA of approximately $87.0 million, resulting in a payout of 141% of target for each of the named executive officers and all other AIP participants. Neither the Compensation Committee nor the Board exercised any discretion with respect to the payout amounts, which are set forth below.

Name	Target Incentive for fiscal year 2020	Actual Incentive Earned for fiscal year 2020
Jerome Griffith	$1,050,000	$1,480,500
James Gooch	$521,250	$734,963
Peter L. Gray	$427,500	$602,775
Chieh Tsai	$375,000	$528,750
Kelly Ritchie	$205,000	$289,050

In the event the Compensation Committee had not reset the targets under the 2020 AIP, and rather the original targets had remained in place, our financial performance in fiscal year 2020 would have resulted in a payout of 122% of target.

Fiscal Year 2020 Long-Term Compensation Opportunities

2020 Long-Term Incentive Structure: 2020 Performance-based Cash Awards and 2020 RSU Awards

For fiscal year 2020, we also restructured our long-term incentive structure (“LTI”) into: performance-based cash awards (“2020 Performance Cash Awards”) and awards of time-based restricted stock units (the “2020 RSU Awards”) under the Lands’ End, Inc. Amended and Restated 2017 Stock Plan (the “2017 Stock Plan”).

For fiscal year 2020, the total LTI target award opportunity computed as a percentage of base salary was 220% for Mr. Griffith and 100% for Mr. Gooch, Mr. Gray, Ms. Tsai and Ms. Ritchie, with 50% of each officer’s LTI target opportunity awarded in the form of the 2020 Performance Cash Awards and 50% of each officer’s LTI target opportunity awarded in the form of the 2020 RSU Awards.

2020 Performance Cash Awards

In fiscal years 2018 and 2019, a portion of our LTI was made in the form of performance-based restricted stock unit awards. However, for fiscal year 2020, the Compensation Committee decided to make the 2020 performance awards in the form of a cash-based award in order to minimize future stockholder dilution and preserve the intended longevity of the 2017 Stock Plan. Had the LTI included performance-based restricted stock unit awards, and the awards been valued in the same manner as the time-based awards (discussed below), we would have issued awards for 242,168 shares to our named executive officers.

The 2020 Performance Cash Awards are intended to focus the named executive officers on our long-term performance. The awards are payable upon satisfaction of adjusted EBITDA (75% weighting) (“2020 Performance Cash EBITDA”) and revenue (25% weighting) vesting conditions for the cumulative period comprised of fiscal years 2020 through 2022 and are subject to continued service. The value of the 2020 Performance Cash Awards at target level of performance to each of the named executive officers was as set forth on the table below:

Name	2020 Performance Cash Award at Target Performance (“Target Cash”)
Jerome Griffith	$1,155,000
James Gooch	$347,500
Peter L. Gray	$285,000
Chieh Tsai	$250,000
Kelly Ritchie	$205,000

The Compensation Committee determined the performance measures and established threshold, target and maximum goals for 2020 Performance Cash EBITDA and revenue for the 2020 Performance Cash Awards. All performance goals were established in March 2020 and have not been adjusted for any COVID-19 impact.

The definition of 2020 Performance Cash EBITDA is substantially the same as the definition of 2020 AIP EBITDA (as indicated above), with the exception being that it does not contemplate any adjustment for COVID-19. Revenue for the purposes of the 2020 Performance Cash Awards, is revenue, as determined by GAAP. Under the 2020 Performance Cash Awards, a threshold level of performance for a goal will generate a payout at 50%, a target level of performance will generate a payout at 100% and a maximum level of performance will result in a payout at 200%. The payout percentage between each of threshold and target payout and between target and maximum payout is based on straight-line (linear) interpolations. Each metric is considered independently, and payout for that metric will be weighted according to the weighting associated with the metric. A table summarizing the plan design for the 2020 Performance Cash Awards is set forth below:

Metric (cumulative three-year performance)	Weighting	Payout at Threshold	Payout at Target	Payout at Maximum
2020 Performance Cash EBITDA	75%	50%	100%	200%
Revenue	25%	50%	100%	200%

Since the levels of achievement for the metrics are based on a three-year cumulative amount, fiscal year 2020 performance, alone, did not trigger any achievement. The Compensation Committee and management believes that our results for fiscal year 2020 are in line with the three-year target level of performance and the Company is accruing for these awards at the target level of performance in its financial statements.

2020 RSU Awards

The 2020 RSU Awards are intended to focus the named executive officers on our long-term performance and align their interests with those of our stockholders. Each restricted stock unit (“RSU”) represents a contingent right to receive one share of our common stock upon satisfaction of the vesting conditions. The 2020 RSU Awards will vest, subject to satisfaction of vesting conditions, including continued employment, on the first, second and third anniversaries of the award date (with respect to 25%, 25% and 50% of the 2020 RSU Awards), which was March 19, 2020.

In past years, the number of shares for awards has been determined by dividing the desired value (in case of the 2020 RSU Awards, 50% of the executive’s LTI value) by the closing price of our common stock on the date of grant. Our common stock was volatile leading up to our historical March grant date. In an effort to minimize the potential future dilution represented by the 2020 RSU Award issuances and preserve the intended longevity of our 2017 Stock Plan, the Compensation Committee calculated the value of the awards using the average closing price of our Common Stock for the thirty trading days ending on the award date. This average closing price was $9.26, as compared to a closing price on the award date of $6.84. Accordingly, the number of shares for the 2020 RSU Awards made to each of the named executive officers, was as set forth on the table below:

Name	Number of Shares underlying 2020 RSU Award
Jerome Griffith	124,730
James Gooch	37,526
Peter L. Gray	30,777
Chieh Tsai	26,997
Kelly Ritchie	22,138

Had the award date closing price of $6.84 been used, the named executive officers, as a group, would have received approximately 35.5% or 86,000 additional RSUs in the aggregate, rather than the 242,168 RSUs awarded and reflected on the table.

Prior Performance-Based Awards Providing Fiscal Year 2020 Compensation

2018 PRSU Awards

In fiscal 2018, our LTI included performance-based restricted stock unit awards (“2018 PRSU Awards”). Each PRSU represented a contingent right to receive one share of our common stock upon satisfaction of an adjusted EBITDA measure (“2018 PRSU EBITDA”) weighted 75% and revenue, weighted 25%, each based on a cumulative three-year period, fiscal year 2018 through fiscal year 2020 and subject to continued employment. Both performance goals were established in February 2018 and were not adjusted for the impact of COVID-19.

The definition of 2018 PRSU EBITDA was substantially the same as the definition of 2020 AIP EBITDA (as indicated above) with the exception being that it does not contemplate any adjustment for COVID-19. Revenue for the purposes of the 2018 PRSU Awards, was revenue, as determined by GAAP, less revenue from retail operations. Revenue excluded the results of retail operations, since our retail sales were dependent upon and included the results from the Lands’ End Shops at Sears, whose sales were less predictable over the longer-term due to those locations winding down, with all leases due to expire by January 31, 2020. Under the 2018

PRSU Awards, a threshold level of performance for a goal would generate a payout at 50% of the Target Shares, a target level of performance would generate a payout at 100% of the Target Shares and a maximum level of performance would result in a payout at 200% of the Target Shares. The payout percentage between each of threshold and target payout and between target and maximum payout was based on straight-line (linear) interpolations. Each metric was considered independently, and payout for that metric was weighted according to the weighting associated with the metric. A table summarizing the plan design for the 2018 PRSU Awards is set forth below:

Metric	Weighting	Threshold (50% Payout)	Target (100% payout)	Maximum (200% payout)
2018 PRSU EBITDA	75%	$207 million	$231 million	$292 million

Revenue	25%	$3.842 billion	$4.101 billion	$4.518 billion

Actual results for the cumulative performance period, calculated in accordance with the 2018 PRSU Awards and as certified by the Compensation Committee on March 25, 2021 were 2018 PRSU EBITDA of $239.5 million and Revenue of $4.119 billion, yielding a payout of 111% of the Target Shares. The Committee did not adjust the performance goals or exercise any discretion in determining the payout for the 2018 PRSU Awards.

The number of shares of Common Stock issued to each of the named executive officers upon vesting of the 2018 PRSU Awards on March 25, 2021 is as set forth on the table below:

Name	Number of Shares Issued Upon Vesting of 2018 PRSU Award
Jerome Griffith	52,964
James Gooch	16,218
Peter L. Gray	12,670
Chieh Tsai	7,031
Kelly Ritchie	9,984

Other Compensation Elements

Perquisites and Other Personal Benefits

We provide our named executive officers with certain limited perquisites and other personal benefits that the Compensation Committee deems reasonable and consistent with our overall compensation program or necessary to achieve certain executive hire and retention objectives. For fiscal year 2020, these perquisites included the opportunity for each named executive officer to receive an annual physical examination at our expense, which is intended to promote proactive management of executive health, and the opportunity to receive the same discounts on Lands’ End merchandise that are extended to all Lands’ End employees.

Retirement Plan

The Lands’ End, Inc. Retirement Plan (the “Retirement Plan”) allows participants to contribute towards retirement (including catch-up contributions) on a pre-tax basis, subject to Internal Revenue Service annual contribution limits. The Retirement Plan allows Roth-after-tax contributions as well as pre-tax contributions of up to 75% of eligible compensation (or the limit determined by the Internal Revenue Service). We also make matching contributions to the Retirement Plan in an amount equal to 50% of the participant’s first 6% of contributions starting the quarter following one year of service by the participant. In response to the COVID-19 pandemic, our Retirement Plan match was suspended from March until the end of the fiscal year.

Severance Benefits

We provide severance benefits to our named executive officers pursuant to executive severance agreements each has entered into with Lands’ End. The executive severance agreements help us attract and retain executives in a talent marketplace where severance provisions are commonly offered, while protecting our interests through post-employment non-disclosure, non-solicitation and non-competition restrictions. Under the executive severance agreements, subject to the executive’s execution of a release of claims against the Company and its affiliates, severance benefits are provided for involuntary termination by Lands’ End without “Cause” (as defined in each executive’s agreement) or termination by the executive officer for “Good Reason” (as defined in each executive’s agreement). See “—Potential Payments upon Termination of Employment” below for additional details on the terms, conditions and benefits received under a qualifying termination under the executive severance agreements.

Awards under an annual or a long-term incentive program are payable in the event of a termination of employment as a result of death or disability during a performance period if certain conditions are met. See “—Potential Payments upon Termination of Employment” below for additional information.

Under the Lands’ End, Inc. 2014 Stock Plan (As Amended and Restated) (the “2014 Stock Plan”) and the 2017 Stock Plan (together, the “Stock Plans”), following a Change in Control (as defined in the Stock Plans) involving the Company, any non-vested portion of a participant’s award will fully vest in the event that either (1) the surviving, continuing, successor, or purchasing entity fails to assume or continue our rights and obligations under such award or fails to provide the participant with a substantially equivalent award, or (2) the participant’s employment is terminated within 18 months following the Change in Control on account of a termination by the Company (or any acquiring entity) for any reason other than Cause or on account of a participant’s resignation for Good Reason (each as defined in the Stock Plans). This type of treatment of equity following a Change in Control is referred to as a “double trigger” change-in-control provision and is intended to provide the participant with reasonable assurance regarding previously awarded compensation in the event of a Change in Control and subsequent termination of employment.

Our Competitive Pay Practices

The Committee believes that, in order to retain valuable executives and attract qualified candidates, the Company must offer executive compensation arrangements that include components that are set at levels that candidates would view favorably when considering alternative employment opportunities. In making compensation decisions, the Company takes many factors into account, including competitive considerations; the responsibilities, impact and importance of the individual’s position within the Company; individual performance; the individual’s expected future contributions to the Company; the individual’s historical compensation; the performance of the Company overall; retention risk; tenure in position; internal pay equity; and the effect on our general and administrative expenses. The Committee also takes into account compensation and market data, which data primarily focuses on apparel retail companies and other related industries.

In connection with the actions taken by the Compensation Committee in fiscal year 2020 for the named executive officers, the Compensation Committee reviewed publicly available compensation data of a peer group of companies that was determined with assistance from Frederic W. Cook & Co., Inc. (“FW Cook”), the Compensation Committee’s independent compensation consultant, supplemented by survey data, when relevant public data were not available. The Compensation Committee used available information and monitored actions taken by the peer group companies to evaluate market trends and to assess the long-term incentive design aspects and overall competitiveness of our executive compensation programs. While the Compensation Committee did not seek to establish any specific element of compensation or total compensation at or within a prescribed range relative to the peer group of companies, it generally considers compensation arrangements to be competitive if they fall within a range of 15% above or below a market median.

In making its initial fiscal year 2020 compensation decisions, the Compensation Committee considered compensation data from the 19 peer companies set forth below (the “2020 Peer Group”), comprised primarily of apparel retail companies and those in related industries. In comparing the relative size of the Company to the peer group median, our revenue, operating income and assets fell between the 25th percentile and the median of the peer group, and our market capitalization was slightly above the 25th percentile of the peer group.

2020 Peer Group

American Eagle Outfitters, Inc.	Francesca’s Holdings Corporation
The Buckle, Inc.	G-III Apparel Group, Ltd.
Carter’s, Inc.	RTW Retailwinds, Inc. (f/k/a New York & Company, Inc.)
The Cato Corp.	Oxford Industries, Inc.
Chico’s FAS, Inc.	Shoe Carnival, Inc.
The Children’s Place Retail Stores, Inc.	Tailored Brands, Inc.
Columbia Sportswear Company	Tilly’s, Inc.
Deckers Outdoor Corporation	Urban Outfitters, Inc.
Duluth Holdings, Inc.	Zumiez Inc.
Express, Inc.

The Committee reviews the composition of its peer group annually. The Committee believes that limited year-over-year change allows the Company to use a peer group that provides familiar market information and facilitates managing compensation levels and program design on a multi-year basis. Following a peer group review that was undertaken in September 2019 for setting 2020 compensation, and at the recommendation of FW Cook, the 2020 Peer Group remained substantially consistent with the peer group used for setting fiscal year 2019 compensation, with the removal of two companies, The Finish Line, Inc. and Perry Ellis International, Inc. which had been acquired during 2018.

At our 2020 annual meeting of stockholders, approximately 94% of the votes cast supported our advisory resolution on the compensation of our executive officers named in the proxy statement for the meeting. The Compensation Committee reviewed these results and viewed them as an indicator of stockholder support for the compensation program and did not make any changes to the compensation program design for fiscal year 2020 in response to the stockholder vote outcome.

Stock Ownership Guidelines

As equity compensation is becoming an increasingly important part of our compensation philosophy, during fiscal year 2018 the Compensation Committee adopted stock ownership guidelines to ensure our senior executives accumulate and hold a meaningful level of Lands’ End stock, in order to establish commonality of interest with stockholders and to be aligned with best governance practices. The guidelines became effective July 31, 2018. The guidelines provide for the Chief Executive Officer to hold an amount of stock equal in value to four times base salary, Executive Vice Presidents to hold an amount of stock equal in value to two times base salary, and Senior Vice Presidents to hold an amount of stock equal in value to one times base salary. There is no prescribed time frame by which to accumulate the stock, however, until the guideline is met, executives are required to retain 50% of net after tax shares realized upon the vesting of equity awards. Directly and indirectly beneficially owned shares are counted toward meeting the requirement. Any unvested or unearned restricted stock units and unexercised stock options are not counted toward meeting the requirement.

Compensation Risk Assessment

We conduct an annual compensation risk assessment, and have concluded that our compensation policies and practices were not reasonably likely to have a material adverse effect on us or our business. In reaching this determination, we reviewed our compensation plans, the types of awards, the risks associated with the plan designs and opportunity for metric manipulation. Factor mitigating risks identified, included:

•	appropriate target pay philosophy, peer group and market positioning to support business objectives;

•	effective balance in salary and variable compensation, shorter- and longer-term performance focus and use of both cash and equity;

•	effective Compensation Committee oversight and ability to use discretion to reduce incentives earned;

•	appropriate incentive payout curves;

•	clawback, anti-hedging and anti-pledging policies;

•	appropriate and market competitive severance provisions; and

•	caps on incentive pay opportunities.

Executive Compensation Recovery Provisions

Our AIP, the 2014 Stock Plan and the 2017 Stock Plan contain executive compensation recovery provisions. The relevant provisions provide that we may seek reimbursement from participating executives if our financial statements or approved financial measures are subject to restatement due to error or misconduct, to the extent permitted by law.

Accounting Treatment and Deductibility of Executive Compensation

In reviewing our compensation programs, the Compensation Committee considers both the accounting treatment and the tax deductibility of compensation. However, in order to attract, retain, and motivate senior executives it is likely that we will pay compensation that is not tax deductible or may create an adverse accounting charge. Our Compensation Committee will continue to structure our compensation program in the best long-term interests of our stockholders, with the accounting treatment and the tax deductibility of compensation being one of a variety of considerations taken into account.

Compensation Committee Role in Executive Compensation Decisions

The Compensation Committee is appointed by the Board to fulfill the Board’s responsibilities relating to the compensation of our Chief Executive Officer and our other senior executives. The Compensation Committee has overall responsibility for approving and evaluating all compensation plans and our policies and programs as they affect our senior executives. For additional information regarding the role of our Compensation Committee, see “Corporate Governance—Committees of the Board—Compensation Committee.” In fulfilling its responsibilities, the Compensation Committee may retain compensation consultants to assist in structuring and evaluating executive compensation. The Compensation Committee has the sole authority to retain and terminate all compensation consultants and has the sole authority to approve the consultant’s fees and the terms and conditions of the consultant’s retention. The Compensation Committee also has authority to obtain advice and assistance from internal and external legal, accounting, and other advisors.

Role of Consultants, Advisors, and Management in Executive Compensation Decisions

The Compensation Committee has retained FW Cook as its independent compensation consultant. FW Cook reports directly to the Compensation Committee and the Compensation Committee has the sole authority to retain or dismiss the consultant.

FW Cook assists the Compensation Committee and works on its behalf on matters related to the Compensation Committee’s purposes and responsibilities as set forth in the Compensation Committee charter.

FW Cook periodically advises the Compensation Committee as to trends in executive compensation and also provides specialized studies or advice as requested with respect to executive compensation issues. In fiscal year 2020, FW Cook conducted a competitive compensation review of our senior executives, conducted a review of our peer group, provided an update of compensation trends and regulatory developments, analyzed our use of various compensation elements, provided assistance with the review and design of our incentive compensation programs, including the impact of COVID-19, and assisted in the preparation of our public filings with regard to executive compensation. Representatives of FW Cook attend Compensation Committee meetings in person or by telephone as requested, and during fiscal year 2020, regularly attended Compensation Committee meetings.

The Compensation Committee assessed the independence of FW Cook, including reviewing information received from FW Cook that addressed factors relevant to SEC and the Nasdaq Stock Market listing rules regarding conflicts of interest and independence and considers FW Cook to be independent under the applicable standards.

The Compensation Committee also received advice and considered the recommendations of Mr. Griffith in fiscal year 2020 regarding the forms and the amounts of compensation for our employees, including the other named executive officers, and of Mr. Griffith, Mr. Gooch, Mr. Gray and Ms. Ritchie, regarding our compensation programs generally. No member of management was present during any Compensation Committee deliberations or voting with respect to his or her specific compensation.

Compensation Committee Report

The Compensation Committee reviewed and discussed the Compensation Discussion and Analysis contained in this Proxy Statement with management of the Company. Based on the review and discussions, the Compensation Committee recommended to the Board that the Compensation Discussion and Analysis be included in our Annual Report on Form 10-K for the fiscal year ended January 29, 2021 and in this Proxy Statement.

Compensation Committee

Robert Galvin, Chair

Elizabeth Leykum

Josephine Linden

Compensation Committee Interlocks and Insider Participation

During fiscal year 2020, none of the members of the Compensation Committee was or is a current or former officer or employee of the Company, and no executive officer of the Company served or serves on the compensation committee (or other board committee performing equivalent functions) or on the board of directors of any company that employed or employs any member of the Compensation Committee. In addition, no executive officer of the Company served or serves on the compensation committee (or other board committee performing equivalent functions or, in the absence of any such committee, the entire board of directors) of any entity that has or has had one or more executive officers who served on our Board during fiscal year 2020.

Summary Compensation Table

The following table sets forth information concerning the total compensation paid to each person who served as principal executive officer or principal financial officer of the Company during fiscal year 2020, and our three other most highly compensated executive officers for fiscal year 2020 who were executive officers at the end of the fiscal year (collectively, the “named executive officers”).

Name and Principal Position	Year	Salary ($) (a)	Bonus ($)	Stock Awards ($) (b)	Non-Equity Incentive Plan Compensation ($) (c)	All Other Compensation ($)	Total ($)
Jerome Griffith Chief Executive Officer	2020	$827,885	—	$853,153	$1,480,500	$5,001	$3,166,539
	2019	$1,019,231	—	$2,309,982	$2,076,734	$8,631	$5,414,578
	2018	$950,000	—	$2,089,961	$1,054,500	$13,122	$4,107,583

James Gooch President and Chief Financial Officer	2020	$636,192	—	$256,678	$734,963	$1,604	$1,629,437
	2019	$688,846	—	$674,974	$888,132	$8,423	$2,260,375
	2018	$664,231	—	$639,962	$552,972	$8,290	$1,865,455

Peter L. Gray Executive Vice President, Chief Administrative Officer and General Counsel	2020	$521,769	—	$210,515	$602,775	$2,631	$1,337,690
	2019	$564,769	—	$552,972	$701,282	$8,439	$1,827,462
	2018	$548,385	—	$499,977	$456,530	$9,526	$1,514,418

Chieh Tsai Executive Vice President, Chief Product Officer	2020	$457,692	—	$184,659	$528,750	$2,308	$1,173,409
	2019	$500,000	—	$499,994	$493,250	$8,631	$1,501,875
	2018	$398,462	—	$277,473	$221,146	$8,319	$905,400

Kelly Ritchie Senior Vice President, Employee Services	2020	$375,308	—	$151,424	$289,050	$2,242	$818,024
	2019	$408,769	$8,000	$405,991	$422,459	$11,109	$1,256,328
	2018	$402,308	—	$393,981	$223,281	$10,958	$1,030,528

(a)	Fiscal year 2020 amounts reflect temporary voluntary pay reductions taken by the named executive officers as a result of the COVID-19 pandemic.
(b)

The amounts shown in the “Stock Awards” column represent the aggregate grant date fair value of the equity awards, computed in accordance with ASC 718, and not the actual amounts that might be paid to or realized by the named executed officers. ASC 718 fair value amount as of the grant date for restricted stock units generally is spread over the number of months of service required for the grant to vest. The vesting for restricted stock units is discussed in the footnotes to the “Grants of Plan-Based Awards” and “Outstanding Equity Awards at 2020 Fiscal Year End” tables below. For fiscal year 2020, the award was in the form of time-based restricted stock units. The fair value of the time-based restricted stock unit awards is based on the closing price of our common stock on the grant date (March 19, 2020). The lower value for fiscal year 2020 is a result of the Compensation Committee’s decisions to use (i) performance-based cash awards, rather than performance-based equity awards, as part of long-term incentives in fiscal year 2020, and (ii) a thirty trading-day average price ($9.26) instead of the closing price on the date of the award ($6.84), when valuing the awards, in order to preserve share availability under our stock plan, and reduce future stockholder dilution, given market volatility at the time of the awards. See “Compensation Discussion and Analysis.”

(c)

Fiscal year 2020 and fiscal year 2018 amounts represent incentive payment earned pursuant to our Annual Incentive Plan. Fiscal year 2019 amounts represent incentive payment earned pursuant to Annual Incentive Plan and 2017 Long Term Incentive Program.

Grants of Plan-Based Awards

The following table sets forth the awards granted to our named executive officers in fiscal year 2020 under our incentive plans.

Name	Plan or Award		Grant Date for Equity- Based Award	Approval Date for Equity- Based Award	Estimated Future Payouts Under Non-Equity Incentive Plan Awards ($)			All Other Stock Awards: Number of Shares of Stock or Units (#)(d)	Grant Date Fair Value of Stock and Options Awards ($)(e)
					Threshold	Target	Maximum
Jerome Griffith	(a	)			$105,000	$1,050,000	$2,100,000
	(b	)			$577,500	$1,155,000	$2,310,000
	(c	)	3/19/2020	3/18/2020				124,730	$853,153

James Gooch	(a	)			$52,125	$521,250	$1,042,500
	(b	)			$173,750	$347,500	$695,000
	(c	)	3/19/2020	3/18/2020				37,526	$256,678

Peter L. Gray	(a	)			$42,750	$427,500	$855,000
	(b	)			$142,500	$285,000	$570,000
	(c	)	3/19/2020	3/18/2020				30,777	$210,515

Chieh Tsai	(a	)			$37,500	$375,000	$750,000
	(b	)			$125,000	$250,000	$500,000
	(c	)	3/19/2020	3/18/2020				26,997	$184,659

Kelly Ritchie	(a	)			$20,500	$205,000	$410,000
	(b	)			$102,500	$205,000	$410,000
	(c	)	3/19/2020	3/18/2020				22,138	$151,424

(a)

Awards under our Annual Incentive Plan. Performance yielded a payout at 141% of target and actual cash amounts earned under the plan are included in the “Non-Equity Incentive Plan Compensation” column of the Summary Compensation Table.

(b)

Award under our Long-Term Incentive Program for fiscal 2020, pursuant to which cash payouts will be made subject to the satisfaction of performance criteria to be satisfied for the cumulative three-year period from fiscal 2020 through fiscal 2022, weighted 75% for an adjusted EBITDA measure and 25% for a revenue measure, and subject to continued employment through the performance period and on the payment date. The threshold achievement represents 50% of target and maximum achievement represents 200% of target.

(c)	Awards of time-based restricted stock units under the Lands’ End, Inc. Amended and Restated 2017 Stock Plan.
(d)

The restricted stock units vest as to 25%, 25% and 50% on each of the first, second and third anniversaries of the date of grant, provided that the recipient remains employed by the Company on each such date, and may also vest, to a certain extent, under certain circumstances. See “—Potential Payments upon Termination of Employment” below.

(e)

The Grant Date Value of Stock Awards represents the aggregate grant date fair value of the equity awards, computed in accordance with ASC 718, and not the actual amounts that might be paid to or realized by the named executive officers. The grant date fair value for each restricted stock unit is the closing price of our common stock on the date of grant.

Outstanding Equity Awards at 2020 Fiscal Year End

The following table sets forth information regarding the outstanding equity awards held by the named executive officers as of January 29, 2021, the last trading day of fiscal year 2020.

	Option Awards				Stock Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable (a)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock that have not vested (#) (b)	Market Value of Shares or Units of Stock that have not vested ($)	Equity Incentive Plan awards: Number of Unearned Shares, Units or Other Rights that have not vested (#)		Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights that have not vested ($)
Jerome Griffith	220,590	73,528	$18.10	3/6/2027	29,411	$812,038	47,716	(c)	$1,317,439
					23,858	$658,719	73,426	(d)	$2,027,292
					55,070	$1,520,483
					124,730	$3,443,795
James Gooch	—	—	—		7,307	$201,746	14,611	(c)	$403,410
					16,092	$444,300	21,455	(d)	$592,373
					37,526	$1,036,093
Peter L. Gray	36,762	12,255	$22.00	5/8/2027	5,684	$156,935	11,415	(c)	$315,168
					5,709	$157,625	17,577	(d)	$485,301
					13,183	$363,983
					30,777	$849,753
Chieh Tsai	—	—	—		3,169	$87,496	6,335	(c)	$174,909
					11,920	$329,111	15,893	(d)	$438,806
					26,997	$745,387
Kelly Ritchie	—	—	—		4,499	$124,217	8,995	(c)	$248,352
					9,679	$267,237	12,905	(d)	$356,307
					22,138	$611,230

(a)	These time-based stock options vest as follows: The remainder of Mr. Griffith’s stock option vested on March 6, 2021; and the remainder of Mr. Gray’s stock option vests on May 8, 2021.
(b)	These time-based RSUs vest as follows:

	3/6/2021	3/19/2021	3/25/2021	3/26/2021	5/8/2021	3/19/2022	3/25/2022	3/19/2023
Griffith	29,411	31,182	18,356	23,858	—	31,182	36,714	62,366
Gooch	—	9,381	5,363	7,307	—	9,381	10,729	18,764
Gray	—	7,694	4,394	5,709	5,684	7,694	8,789	15,389
Tsai	—	6,749	3,973	3,169	—	6,749	7,947	13,499
Ritchie	—	5,534	3,226	4,499	—	5,534	6,453	11,070
(c)

These performance-based RSUs (shown at target level of performance) vest based on achievement of fiscal year 2018 through fiscal year 2020 cumulative performance goals. Of the target number of these performance-based RSUs (referred to elsewhere in this Proxy Statement as the 2018 PRSU Awards) 111% vested based on Company financial performance from fiscal year 2018 through fiscal year 2020, upon and subject to certification of performance measures by the Compensation Committee on March 25, 2021. Accordingly, the number of shares issued to each of the named executive officers was as follows:

Griffith	52,964
Gooch	16,218
Gray	12,670
Tsai	7,031
Ritchie	9,984
(d)	These performance-based RSUs (shown at target level of performance) vest based on achievement of fiscal year 2019 through fiscal year 2021 cumulative performance goals.

Option Exercises and Stock Vested

None of our named executive officers exercised any Lands’ End stock options during fiscal year 2020. The following table provides information for each of our named executive officers regarding vesting of RSU awards during fiscal year 2020.

Name	Number of Shares Acquired on Vesting (#)(a)(c)	Value Realized on Vesting ($)(b)(c)
Jerome Griffith	79,366	$587,770
James Gooch	15,485	$107,816
Peter L. Gray	18,610	$134,315
Chieh Tsai	7,238	$47,856
Kelly Ritchie	9,448	$65,845

(a)	The numbers shown include RSUs withheld by the Company to satisfy tax obligations associated with vesting.
(b)	Represents the fair market value of the shares of stock at market close on the vesting date.
(c)

Totals do not reflect the vesting of the 2018 PRSU Awards, in connection with Company performance from fiscal year 2018 through fiscal year 2020. Vesting of these shares occurred upon certification of satisfaction of the performance measures by the Compensation Committee on March 25, 2021 and resulted in the following share issuances and value realized on the vesting date, as follows: Mr. Griffith, 54,964 shares, $1,348,993; Mr. Gooch, 16,218 shares, $413,072; Mr. Gray, 12,670 shares, $322,705; Ms. Tsai, 7,031 shares, $179,080; and Ms. Ritchie, 9,984 shares, $254,292.

Employment Arrangements

Certain components of the compensation paid to our named executive officers reflected in the Summary Compensation Table and the Grants of Plan-Based Awards table are based on our named executive officers’ employment letters or arrangements that provide for their employment with Lands’ End. Set forth below are summary descriptions of the key terms of compensation for each named executive officer that impacted their compensation in fiscal year 2020. For a discussion of the severance payments and other benefits payable in connection with a qualifying termination of employment under each named executive officer’s executive severance agreement, see “ —Potential Payments upon Termination of Employment” below.

Jerome Griffith

Mr. Griffith’s employment letter provides him with, among other things, the following: (1) a minimum annual base salary of $950,000; (2) a target bonus opportunity under the AIP equal to 100% of his annual base salary; (3) a target long-term incentive opportunity equal to at least 200% of his annual base salary; (4) an inducement sign-on grant of 117,647 RSUs (the “sign-on RSUs”) and an inducement sign-on grant of options to purchase 294,118 shares of our common stock (the “sign-on stock options”) with an exercise price equal to $18.10, the fair market value of a share of Company common stock on the grant date, March 6, 2017; in each case which vested 25% per year on each of the first four anniversaries of Mr. Griffith’s start date, subject to his continued employment, provided that on his earlier termination by the Company without “cause” (as defined in his executive severance agreement), his resignation with “Good Reason” (as defined in his executive severance agreement), his death or “Disability” (as defined in his executive severance agreement), 50% of any then unvested sign-on RSUs would have vested (and if Mr. Griffith experienced a qualifying termination after the third anniversary of the grant date, the final tranche of sign-on RSUs would have vested in full) and 100% of any unvested sign-on stock options would have vested. On March 6, 2021, Mr. Griffith’s sign-on stock options and sign-on RSUs became fully vested. In fiscal year 2018, the Company increased Mr. Griffith’s long-term incentive opportunity at 220% of his annual base salary.

James Gooch

Mr. Gooch’s employment letter, as amended, provides Mr. Gooch with the following current relevant compensation: (1) a minimum annual base salary of $625,000; (2) a target bonus opportunity under the AIP equal to 75% of his annual base salary; and (3) a target long-term incentive opportunity equal to at least 100% of his annual base salary. Mr. Gooch’s primary workplace location is Dodgeville, Wisconsin and he is eligible to receive relocation benefits pursuant to the Company’s relocation policy.

Peter L. Gray

Mr. Gray’s employment letter provides Mr. Gray with the following current relevant compensation: (1) an initial annual base salary of $500,000; (2) a target bonus opportunity under the AIP equal to 75% of his annual base salary; (3) a target long-term incentive opportunity equal to 100% of his annual base salary; and (4) a sign-on grant of RSUs with a grant date value equal to $500,000 (the “sign-on RSUs”) and a sign-on grant of options to purchase shares of our common stock with a grant date value equal to $500,000 (the “sign-on stock options”) with an exercise price equal to $22.00, the fair market value of a share of Company common stock on the grant date, May 8, 2017; in each case which will vest 25% per year on each of the first four anniversaries of Mr. Gray’s start date, subject to his continued employment, provided that on his earlier termination by the Company without “cause” (as defined in his executive severance agreement), his resignation with “Good Reason” (as defined in his executive severance agreement), his death or “Disability” (as defined in his executive severance agreement), all then unvested sign-on RSUs and unvested sign-on stock options will vest.

Potential Payments upon Termination of Employment

As described under “—Compensation Discussion and Analysis—Other Compensation Elements— Severance Benefits” above, the Company is party to severance agreements with each of the named executive officers. The following is a discussion of the potential compensation and benefits that the named executive officers would be entitled to upon termination of employment.

Good Reason:

A termination by the executive officer is for “Good Reason” generally if it results from (1) a reduction of more than 10% in the sum of the executive officer’s annual base salary and target AIP award from those in effect as of the date of the severance agreement; (2) an executive officer’s mandatory relocation to an office more than 50 miles from the primary location at which the executive officer is required to perform his or her duties; or (3) any action or inaction that constitutes a material breach under the severance agreement (or employment letter for Mr. Gooch), including the failure of a successor company to assume or fulfill the obligations under the severance agreement (or employment letter for Mr. Gooch). For Mr. Gooch, a termination by him also is for Good Reason if it results from Mr. Gooch no longer directly reporting to our principal executive officer. Under Mr. Griffith and Mr. Gray’s agreements, material diminution in their duties also constitutes a Good Reason, and under Mr. Griffith’s agreement, a Good Reason further includes (i) no longer being the principal executive officer of the Company and (ii) if at any time that ESL Investments, Inc. and its affiliate entities beneficially own more than twenty percent (20%) of our shares entitled to vote for directors, and they, in whole or in part, vote against Mr. Griffith’s reelection to the Board while he is serving as the Chief Executive Officer of the Company.

Cause:

“Cause” generally is defined as (1) a material breach by the executive officer, other than due to incapacity due to a disability, of the executive officer’s duties and responsibilities which breach is demonstrably willful and deliberate on the executive officer’s part, is committed in bad faith or without reasonable belief that such breach is in the best interests of the Company (or its affiliates) and such breach is not remedied by the executive officer in a reasonable period of time after receipt of written notice from the Company specifying such breach; (2) the commission by the executive officer of a felony (in certain cases defined as a felony involving moral turpitude); or (3) dishonesty or willful misconduct in connection with the executive officer’s employment.

Severance Benefits upon Termination without Cause or for Good Reason

Subject to his or her execution of a release of claims against the Company and its affiliates, if the executive’s employment is terminated by the Company without Cause or by the executive for Good Reason, the executive will be entitled to receive, subject to the terms of the applicable agreement, 12 months of base salary at the rate in effect as of the date of termination, other than for Mr. Griffith, who is entitled to a payment equal to two times the sum of his base salary plus his average bonus paid for the most recent prior two completed fiscal years (“Average Bonus”), paid in installments over 24 months, and Mr. Gray who is entitled to a payment equal to his base salary plus his Average Bonus payable over 12 months. In the event the termination occurs in contemplation of or within two years after a Change in Control of the Company Mr. Griffith’s severance payment is increased to two and one half times the sum of his base salary plus Average Bonus (as defined in the Executive Severance Agreement), paid in installments over 30 months, and Mr. Gray is entitled to receive an amount equal to two times his base salary plus Average Bonus over a period of 24 months.

The executives are entitled to receive continuation of the active medical and dental coverage that the named executive officer was eligible to participate in prior to the end of employment during the salary continuation period, provided that if the executive becomes eligible to participate in another medical or dental benefit plan through another employer or spousal plan during such period, the executive will be required to pay the full premium applicable to continuation coverage under the Consolidated Omnibus Budget Reconciliation Act (COBRA).

The executives also are entitled to reasonable outplacement services, mutually agreed to by the Company and the named executive officer, for a period of up to 12 months or until subsequent employment is obtained, whichever occurs first.

All named executive officers are entitled to a lump sum payment of unused vacation pay benefits granted to the named executive officer prior to his or her termination date.

Other Terms of Severance Agreements

An eligible named executive officer will not be entitled to a severance payment under the severance agreements in the event of termination for Cause or voluntary termination.

Under the severance agreements, the named executive officers agree to, and payments under the agreements are subject to, non-disclosure of confidential information (two years), non-disparagement (two years), non-solicitation (18 months) and non-compete (generally 12 months, where permissible under applicable state law, and subject to waiver by the Company; 24 months in the case of Mr. Griffith) covenants, as well as a release of liability for certain claims against the Company.

The severance agreements do not provide for payments to the participating named executive officers upon termination of employment due to death, disability or retirement. Our incentive programs and/or award agreements thereunder provide for eligibility to receive payments or vesting of awards upon the death or disability of named executive officers (and in certain cases, upon termination of employment by the Company without Cause or by the executive for Good Reason) as provided below.

Named executive officers are not entitled to any “golden parachute” excise tax gross-up payments under any plan or agreement with the Company.

Payments Pursuant to Incentive Compensation Programs

As described under “—Compensation, Discussion and Analysis” above, the Company provides annual and long-term incentive awards to our named executive officers. Payments under these programs for termination of employment are treated as described below.

Annual Incentive Plan. Generally, if a participant in the AIP voluntarily terminates employment (for any reason other than disability) or is involuntarily terminated for any reason (other than death) prior to the payment date for an AIP award, he or she will forfeit his or her AIP award. In the event of death or disability, the named executive officer will be entitled to a pro rata payment through the termination date if the financial criteria under the AIP are satisfied. In the case of each of Mr. Griffith and Mr. Gray, per each individual’s Executive Severance Agreement, in the event his employment is terminated without Cause or he terminates his employment for Good Reason, within the last six months of a fiscal year, he will be entitled to a pro rata bonus that would otherwise be payable under the AIP for such fiscal year based on actual results from the fiscal year. Under the terms of Mr. Gooch’s employment letter with the Company, any incentive award payable to him with respect to a fiscal year will be paid if his employment is terminated without Cause or he terminated his employment for Good Reason or as a result of his death or disability following the end of the applicable fiscal year and prior to payment under the AIP by the Company.

2014 Stock Plan Awards and 2017 Stock Plan Awards. Generally, if any named executive officer voluntarily terminates employment (for any reason other than disability) or is involuntary terminated for any reason (other than death) he or she will forfeit any awards made under the 2014 Stock Plan or the 2017 Stock Plan (referred to together as the “Stock Plans”). Following the 12-month anniversary of the grant date of his or her award, if any named executive officer’s employment is terminated because of (1) death, the unvested portion of his or her award will vest on a pro rata basis through the date of death, payable in cash to his or her estate, or (2) disability, the unvested portion of his or her award will vest on a pro rata basis through the date of termination.

Provisions in Equity Awards. Under the terms of the grant agreements governing Mr. Griffith’s and Mr. Gray’s sign-on RSUs and sign-on stock options, in the event of termination by the Company without Cause or termination by the executive without Good Reason, or in the case of death or disability, 50% of any then unvested sign-on RSUs will vest (and in the case of a qualifying termination after the third anniversary of the grant date, the final tranche of sign-on RSUs will vest in full) and 100% of any unvested sign-on stock options will vest. Mr. Griffith vested in full in these awards in March 2021.

Change in Control Provisions of the Stock Plans. The Stock Plans, which govern the RSU awards discussed above, provide that, except to the extent specified in the applicable award agreement, upon a change in control involving the Company, any non-vested portion of a named executive officer’s award will fully vest in the event that either (1) the surviving, continuing, successor, or purchasing entity fails to assume or continue our rights and obligations under such award or fails to provide the participant with a substantially equivalent award, or (2) the participant’s employment is terminated within 18 months following the change in control on account of a termination by the Company (or any acquiring entity) for any reason other than Cause or on account of a named executive officer’s resignation for Good Reason.

Potential Payments upon Termination of Employment

The table below summarizes the potential payouts to the named executive officers for the termination events described above. The amounts shown in the following table assumes that the termination of employment occurred on January 29, 2021. The actual amounts that would be paid to the named executive officers can only be determined at the time of such executive’s separation.

	Severance Pay(a)	Bonus Payment(b)	Performance Cash Award Payout(c)	Continuation Medical/ Welfare Benefits(d)	Vacation(e)	Outplacement	Accelerated Vesting(f)	Total
Jerome Griffith
Termination for Good Reason	$4,265,462	$1,050,000	—	$26,623	$80,769	$8,000	$1,511,289	$6,942,143
Termination without Cause	$4,265,462	$1,050,000	—	$26,623	$80,769	$8,000	$1,511,289	$6,942,143
Termination with Cause	—	—	—	—	—	—	—	—
Voluntary Termination	—	—	—	—	—	—	—	—
Termination due to Disability	—	$1,050,000	$385,000	—	—	—	$5,382,929	$6,817,929
Retirement	—	—	—	—	—	—	—	—
Termination due to Death	—	$1,050,000	$385,000	—	—	—	$5,382,929	$6,817,929
Termination after Change in Control	$5,331,828	$1,050,000	—	$33,279	$80,769	$8,000	$10,479,017	$16,982,892

James Gooch
Termination for Good Reason	$695,000	—	—	$19,189	$53,462	$8,000	—	$775,651
Termination without Cause	$695,000	—	—	$19,189	$53,462	$8,000	—	$775,651
Termination with Cause	—	—	—	—	—	—	—	—
Voluntary Termination	—	—	—	—	—	—	—	—
Termination due to Disability	—	$521,250	$115,833	—	—	—	$1,157,549	$1,794,632
Retirement	—	—	—	—	—	—	—	—
Termination due to Death	—	$521,250	$115,833	—	—	—	$1,157,549	$1,794,632
Termination after Change in Control	$695,000	—	—	$19,189	$53,462	$8,000	$2,677,922	$3,453,573

Peter L. Gray
Termination for Good Reason	$1,029,115	$427,500	—	$19,189	$43,846	$8,000	$225,686	$1,753,336
Termination without Cause	$1,029,115	$427,500	—	$19,189	$43,846	$8,000	$225,686	$1,753,336
Termination with Cause	—	—	—	—	—	—	—	—
Voluntary Termination	—	—	—	—	—	—	—	—
Termination due to Disability	—	$427,500	95,000	—	—	—	$1,152,222	$1,674,722
Retirement	—	—	—	—	—	—	—	—
Termination due to Death	—	$427,500	95,000	—	—	—	$1,152,222	$1,674,722
Termination after Change in Control	$2,058,229	$427,500	—	$38,377	$43,846	$8,000	$2,378,189	$4,954,141

Chieh Tsai
Termination for Good Reason	$500,000	—	—	$13,087	$38,462	$8,000	—	$559,549
Termination without Cause	$500,000	—	—	$13,087	$38,462	$8,000	—	$559,549
Termination with Cause	—	—	—	—	—	—	—	—
Voluntary Termination	—	—	—	—	—	—	—	—
Termination due to Disability	—	$375,000	$83,333	—	—	—	$681,083	$1,139,416
Retirement	—	—	—	—	—	—	—	—
Termination due to Death	—	$375,000	$83,333	—	—	—	$681,083	$1,139,416
Termination after Change in Control	$500,000	—	—	$13,087	$38,462	$8,000	$1,775,710	$2,335,259

Kelly Ritchie
Termination for Good Reason	$410,000	—	—	$12,130	$39,423	$8,000	—	$469,553
Termination without Cause	$410,000	—	—	$12,130	$39,423	$8,000	—	$469,553
Termination with Cause	—	—	—	—	—	—	—	—
Voluntary Termination	—	—	—	—	—	—	—	—
Termination due to Disability	—	$205,000	68,333	—	—	—	$704,386	$977,719
Retirement	—	—	—	—	—	—	—	—
Termination due to Death	—	$205,000	$68,333	—	—	—	$704,386	$977,719
Termination after Change in Control	$410,000	—	—	$12,130	$39,423	$8,000	$1,607,344	$2,076,897

(a)

These amounts represent salary continuation and bonus payments (as applicable), without reduction by the amount of fees, salary, wages or any other form of compensation that the officer may earn from a subsequent employer or through self-employment during the salary continuation period, where applicable.

(b)	Represents pro rata bonus, assuming full payment and termination at conclusion of performance period.

(c)	Represents pro rata payout of 2020 Performance Cash Awards, in accordance with the terms of the Long-Term Incentive Program.
(d)

These amounts represent the continuation of the health and welfare benefits in which each named executive officer was enrolled on January 29, 2021, assuming that the officer continues to participate in these plans for the duration of the severance period.

(e)	Assumes executive has not used any vacation time during year and represents maximum payout.
(f)

The amounts shown are based on the value of $27.61 per share, the closing price of our Common Stock on January 29, 2021. The amounts shown represent the acceleration of equity awards outstanding on January 29, 2021 in accordance with applicable agreements or compensation plans. For Termination after Change in Control this also assumes the named executive officer’s employment was terminated by the Company (or any acquiring entity) on January 29, 2021 within 18 months following a “Change in Control” (as defined in the Stock Plans) for any reason other than Cause or on account of the officer’s resignation for Good Reason.

CEO Pay Ratio

As required by Section 953(b) of the Dodd-Frank Wall Street Reform and Consumer Protection Act, and Item 402(u) of Regulation S-K, we are providing the following information about the relationship of the median annual total compensation of our employees (other than our CEO) and the annual total compensation of Mr. Jerome Griffith, Chief Executive Officer (the “CEO”):

For fiscal year 2020:

•	the median of the annual total compensation of our employees (other than our CEO) was $24,163.35; and

•	the total annual compensation of the CEO for purposes of determining the CEO pay ratio was $3,166,539.

Based on this information, for fiscal year 2020, the ratio of the annual total compensation of our CEO to the median of the annual total compensation of all employees was estimated to be 131 to 1.

This pay ratio is a reasonable estimate calculated in a manner consistent with SEC rules based on our payroll and employment records and the methodology described below. The SEC rules for identifying the median compensated employee and calculating the pay ratio based on that employee’s annual total compensation allow companies to adopt a variety of methodologies, to apply certain exclusions, and to make reasonable estimates and assumptions that reflect their compensation practices. As such, the pay ratio reported by other companies may not be comparable to the pay ratio reported above, as other companies may have different employment and compensation practices and may utilize different methodologies, exclusions, estimates and assumptions in calculating their own pay ratios.

To identify the median of the annual total compensation of all our employees, as well as to determine the annual total compensation of the “median employee,” the methodology and the material assumptions, adjustments, and estimates that we used were as follows:

Though under SEC rules, we may have used the same median employee identified in the last disclosure, we identified the new median employee for fiscal year 2020. We determined that, as of January 29, 2021, our employee population for purposes of determining our median employee consisted of approximately 4,827 individuals globally (4,002 employees in the United States, 384 employees in the United Kingdom, 243 employees in Germany, and 198 employees in Japan). In determining our employee population as of such date, we excluded less than 5% of our total global workforce (64 employees, comprised of 53 employees in Hong Kong and 11 employees in France) from the identification of the “median employee,” as permitted by the de minimis exemption under SEC rules.

Mr. Griffith served his fourth year as the CEO in fiscal year 2020. His total annual compensation includes his base wages, stock awards, fiscal year 2020 bonus payment, and a matching 401(k) matching payment.

We selected January 29, 2021, as the date upon which we would identify the “median employee”. We picked January 29, 2021, as the date to identify the median employee because it was within the last three months of our fiscal year and because the disparate impact of seasonal employees would be minimized. To identify the “median employee” from our employee population, we collected all taxable compensation, including base wages, overtime and any other compensation paid during fiscal year 2020. Excluded from the employee population for purposes of determining the median employee include the CEO and employees on a leave of absence on January 29, 2021.

The median employee was a full-time, benefitted employee in the Company’s US operations whose total compensation includes base wages, fiscal year 2020 bonus and a 401(k) matching payment.

ITEM 2. ADVISORY VOTE TO APPROVE THE COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS

Pursuant to Section 14A of the Securities Exchange Act, we are providing our stockholders with the opportunity to vote to approve, on a non-binding, advisory basis, the compensation of our named executive officers as disclosed in this Proxy Statement in accordance with the SEC’s compensation disclosure rules.

As described in detail under the heading “—Executive Compensation—Compensation Discussion and Analysis” in this Proxy Statement, we seek to link a significant portion of the compensation of our named executive officers with the Company’s performance. Our compensation programs are designed to reward our named executive officers for the achievement of short-term and long-term financial goals, while minimizing excessive risk taking in the short term. We believe that our compensation program is strongly aligned with the long-term interests of our stockholders. We urge you to read the Compensation Discussion and Analysis section of this Proxy Statement for additional details on our executive compensation programs, including our compensation philosophy and objectives and the compensation of our named executive officers during fiscal year 2020.

The vote on this proposal is not intended to address any specific element of compensation; rather, the vote relates to the compensation of our named executive officers, as described in this Proxy Statement in accordance with the compensation disclosure rules of the SEC. The vote is advisory and is not binding on the Company, our Board, or the Compensation Committee of the Board. However, the Board and Compensation Committee value the opinions expressed by our stockholders in their voting on this proposal and will consider the outcome of the voting when making future compensation decisions and policies regarding our named executive officers.

THE BOARD RECOMMENDS THAT YOU VOTE “FOR” THE APPROVAL, ON A NON-BINDING ADVISORY BASIS, OF THE COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS AS DESCRIBED IN THIS PROXY STATEMENT

ITEM 3. RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Item 3 is the ratification of the Audit Committee’s appointment of Deloitte & Touche LLP (“Deloitte”) as the independent registered public accounting firm to audit the financial statements of the Company for the fiscal year ending January 28, 2022. Representatives of Deloitte will be present at the Annual Meeting. They will be available to respond to your questions and may make a statement if they so desire.

THE BOARD RECOMMENDS A VOTE “FOR” THE PROPOSAL TO RATIFY THE APPOINTMENT OF DELOITTE & TOUCHE LLP AS INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR FISCAL YEAR 2021

Independent Registered Public Accounting Firm Fees

The following table shows the fees paid or accrued by the Company and its subsidiaries for the audit and other services provided by Deloitte and its affiliates for each of the past two fiscal years.

	Fiscal Year 2020	Fiscal Year 2019
Audit Fees(1)	$1,012,166	$1,040,173
Audit-Related Fees	—	—
Tax Fees(2)	$25,000	—
All Other Fees	—	—

Total	$1,037,166	$1,040,173

(1)

Audit Fees represent fees for professional services provided in connection with the audit of the Company’s consolidated financial statements, review of interim financial statements, statutory audits, and other SEC matters.

(2)	Tax Fees include fees and expenses of consulting services related to the Company’s long-term debt refinancing.

The Audit Committee must pre-approve all engagements of our independent registered public accounting firm as required by its charter and the rules of the SEC. For each fiscal year, the Audit Committee approves an annual estimate of fees for engagements, taking into account whether the services are permissible under applicable law and the possible impact of each non-audit service on the independent registered public accounting firm’s independence from management. In addition, the Audit Committee evaluates known potential engagements of the independent registered public accounting firm, including the scope of the proposed work to be performed and the proposed fees, and approves or rejects each service. Management may present additional services for approval at subsequent committee meetings. The Audit Committee has delegated to the Audit Committee Chair the authority to evaluate and approve engagements with related fees of up to $100,000 on behalf of the Audit Committee in the event a need arises for pre-approval between Committee meetings. If the Audit Committee Chair so approves any such engagements, he reports that approval to the full Audit Committee at its next meeting.

All of the audit and other services provided by Deloitte, the member firms of Deloitte Touche Tohmatsu Limited and their respective affiliates, were pre-approved in accordance with the Audit Committee’s policies and procedures.

Report of the Audit Committee

The purpose of the Audit Committee is to assist the Board of Directors in fulfilling its oversight responsibilities by reviewing the Company’s system of internal controls, the presentation and disclosure in the Company’s financial statements, which will be provided to our stockholders and others, and the overall audit process. All members of the Audit Committee meet the criteria for independence applicable to audit committee members under the Nasdaq listing rules. The Audit Committee Charter complies with the Nasdaq listing rules.

Management is responsible for the financial reporting process, including its internal control over financial reporting, and for the preparation of its consolidated financial statements in accordance with accounting principles generally accepted in the United States (“GAAP”). The Company’s independent registered public accounting firm is responsible for performing an independent audit of the consolidated financial statements and internal control over financial reporting and expressing opinions on (i) the conformity of the financial statements with GAAP; and (ii) the effectiveness of the internal control over financial reporting. The Audit Committee’s responsibility is to monitor and review these processes, acting in an oversight capacity, and the Audit Committee does not certify the financial statements or guarantee the independent registered public accounting firm’s report. The Audit Committee relies, without independent verification, on the information provided to it, including representations made by management and the independent registered public accounting firm, including its audit report.

The Audit Committee discussed with Deloitte, the Company’s independent registered public accounting firm, the matters required to be discussed by the applicable requirements of the Public Company Accounting Oversight Board (PCAOB). The Audit Committee has received the written disclosures and the letter from Deloitte required by applicable requirements of the PCAOB regarding Deloitte’s communications with the Audit Committee concerning independence and has discussed with Deloitte its independence. The Audit Committee reviewed and discussed with management and Deloitte the audited financial statements of Lands’ End, Inc. for the fiscal year ended January 29, 2021. Based on the review and discussions noted above, the Audit Committee recommended to the Board that the audited financial statements of Lands’ End, Inc. be included in the Company’s Annual Report on Form 10-K filed with the SEC for the fiscal year ended January 29, 2021.

Audit Committee

John T. McClain, Chair
Robert Galvin
Josephine Linden
Jignesh Patel

CERTAIN RELATIONSHIPS AND TRANSACTIONS

Review and Approval of Transactions with Related Persons

The Company’s Audit Committee Charter requires that the Audit Committee review and approve all related-party transactions required to be disclosed pursuant to SEC rules. With respect to each related-party transaction, the Audit Committee will take into account, among other factors it deems appropriate, whether the transaction is on terms that are no less favorable to the Company than terms generally available from an unaffiliated third-party under the same or similar circumstances and the extent of the related person’s interest in the transaction.

The Board has adopted a written Related Party Transactions Approval Policy that governs the Audit Committee’s practices with respect to related party transactions. In evaluating any related party transaction, the Audit Committee takes into account, among other factors it deems appropriate, whether the transaction is on terms that are no less favorable to the Company or its subsidiaries than would be obtained in a comparable arm’s-length transaction and the extent of the related person’s interest in the transaction.

The related party transactions described in this proxy statement have been approved or ratified by the Audit Committee, or during the period of its existence, the Related Party Relationships Committee, which from November 2016 to March 2020 had responsibility for reviewing related-party transactions.

Our Relationship with Sears Holdings and Transform Holdco

On April 4, 2014 (the “Separation Date”), Sears Holdings Corporation (“Sears Holding”) distributed 100% of the outstanding common stock of Lands’ End to its stockholders (the “Separation”). Since the Separation, Lands’ End has operated separately from Sears Holdings as an independent public company. At the time of the Separation, ESL Investments, Inc. and its investment affiliates (“ESL”), beneficially owned significant portions of both the Company’s and Sears Holdings’ outstanding shares of common stock and therefore, Sears Holdings, was considered a related party both prior to and subsequent to the Separation. On February 11, 2019, Transform Holdco acquired from Sears Holdings substantially all of the go-forward retail footprint and other assets and component businesses of Sears Holdings as a going concern. We believe that ESL holds a significant portion of the membership interests of Transform Holdco and therefore consider that entity to be a related party as well.

The following is a description of the agreements by and between the Company and Sears Holdings or its subsidiaries (which in some cases have been assigned to or assumed by Transform Holdco), which relate to any transaction over $120,000 that has occurred since January 31, 2020.

The Separation

In connection with and subsequent to the Separation, the Company entered into various agreements with Sears Holdings which, among other things, (i) governed specified aspects of the Company’s relationship following the Separation, especially with regards to the Lands’ End Shops at Sears, and (ii) established terms pursuant to which subsidiaries of Sears Holdings provided services to the Company. Some of these agreements were assumed by and assigned to Transform Holdco.

Lands’ End Shops at Sears

All Lands’ End Shops at Sears closed by January 31, 2020 and accordingly there was no rent or retail operation related party transactions with Sears Holdings or Transform Holdco in fiscal year 2020.

Sourcing

The Company contracted with a subsidiary of Sears Holdings (which later became a subsidiary of Transform Holdco) to provide agreed upon buying agency services, on a non-exclusive basis, in foreign territories from where the Company purchases merchandise. These sourcing services, primarily based upon quantities purchased, include quality-control functions, regulatory compliance, product claims management and new vendor selection and setup assistance. The Company’s contract for these services concluded on June 30, 2020. Amounts paid to the subsidiary by the Company related to this agreement totaled $3.2 million in fiscal year 2020.

OTHER INFORMATION

Other Business That May Come Before the Meeting

Our management does not intend to bring any other business before the Annual Meeting for action and has not been notified of any other business proposed to be brought before the Annual Meeting. However, if any other business should be properly presented for action, it is the intention of the persons named on the proxy card to vote in accordance with their judgment on such business.

2022 Annual Meeting of Stockholders

Procedures for Submitting Stockholder Proposals

If you would like to include a stockholder proposal in the proxy statement for our 2022 Annual Meeting of Stockholders, your stockholder proposal must satisfy the rules and regulations of the SEC to be eligible for inclusion in the proxy statement for that meeting and it must be delivered to the Company not later than December 1, 2021. However, if the date of our 2022 Annual Meeting changes by more than 30 days from the date that is the first anniversary of our 2021 Annual Meeting, then the deadline is a reasonable time before we begin to print and mail proxy materials for the 2022 Annual Meeting. If you would like to submit a stockholder proposal for our 2022 annual meeting of stockholders (“2022 Annual Meeting”) and you do not require that the proposal be included in the Company’s proxy materials, you must notify the Company of such proposal not later than the close of business on the 90th day, and not earlier than the close of business on the 120th day, prior to the first anniversary of the date of the 2021 Annual Meeting. However, if the date of the 2022 Annual Meeting is more than 30 days before, or more than 70 days after, the anniversary date, you must notify the Company of such proposal not earlier than the close of business on the 120th day prior to the 2022 Annual Meeting and not later than the close of business on the later of the 90th day prior to the Annual Meeting or the 10th day following the day on which the Company first makes a public announcement of the date of the 2022 Annual Meeting. Your notice must also include the information required by our Bylaws.

All stockholder proposals must be delivered to the Company at the following address: Lands’ End, Inc., 1 Lands’ End Lane, Dodgeville, Wisconsin 53595, Attention: General Counsel and Secretary.

Solicitation of Proxies

The proxies are solicited by our Board of Directors. We will pay the cost to solicit proxies. Directors and officers of the Company and employees of its affiliates may solicit proxies either personally or by telephone, facsimile transmission or through the Internet.

Annual Report on Form 10-K

A copy of the Company’s Annual Report on Form 10-K for the fiscal year ended January 29, 2021, including the financial statements and schedules and a list of all exhibits, will be supplied without charge to any stockholder upon written request sent to Lands’ End, Inc., Legal Department, 1 Lands’ End Lane, Dodgeville, Wisconsin 53595, Attn: General Counsel and Secretary. You may also view the Annual Report on Form 10-K on-line at the SEC website at www.sec.gov or on our website at www.landsend.com under the heading Investor Relations and the subheading Financials & Filings.

IMPORTANT

The interest and cooperation of all stockholders in the affairs of Lands’ End are considered to be of the greatest importance by Lands’ End. Even if you expect to attend the Annual Meeting, it is requested that, whether your share holdings are large or small, you promptly vote by telephone, through the Internet or by mail (if you received your proxy materials by mail).

LANDS’ END, INC.

1 LANDS’ END LANE

DODGEVILLE, WISCONSIN 53595

VOTE BY INTERNET- www.proxyvote.com

Use the Internet to transmit your voting instructions and for electronic delivery of information. Vote by 11:59 P.M. ET on May 12, 2021. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS

If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

VOTE BY PHONE - 1-800-690-6903

Use any touch-tone telephone to transmit your voting instructions. Vote by 11:59 P.M. ET on May 12, 2021. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL

Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:
	D39507-P52046	KEEP THIS PORTION FOR YOUR RECORDS
— — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — —

DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

LANDS’ END, INC.	For All	Withhold All	For All Except	To withhold authority to vote for any individual nominee(s), mark “For All Except” and write the number(s) of the nominee(s) on the line below
The Board of Directors recommends you vote FOR the following:
1. Election of Directors	☐	☐	☐

Nominees:
01) Robert Galvin 02) Jerome Griffith 03) Elizabeth Leykum 04) Josephine Linden	05) John T. McClain 06) Maureen Mullen Murphy 07) Jignesh Patel 08) Jonah Staw

The Board of Directors recommends you vote FOR proposals 2 and 3:	For	Against	Abstain

2. Advisory vote to approve the compensation of our Named Executive Officers.	☐	☐	☐

3. Ratify the appointment of Deloitte & Touche LLP as the Company’s independent registered public accounting firm for fiscal year 2021.	☐	☐	☐

NOTE: Such other business as may properly come before the Annual Meeting or any adjournment or postponement thereof.

	Yes	No
Please indicate if you plan to attend this meeting.	☐	☐

Please sign exactly as your name or names appear(s) hereon. When signing as attorney, executor, administrator, trustee, guardian or corporate officer, give full title. Joint owners should each sign personally. All holders must sign. If a corporation or a partnership, please sign in full corporate or partnership name by an authorized officer.

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date

LANDS’ END, INC.

ADMISSION TICKET

You should present this admission ticket in order to gain admittance to the 2021 Annual Meeting of Stockholders. This ticket admits only the stockholder(s) listed on the reverse side and is not transferable. If shares are held in the name of a broker, trust, bank, or other nominee, you should bring with you a statement, proxy or letter from the broker, trustee, bank or nominee confirming the beneficial ownership of the shares as of the record date. Use of cameras, recording devices and other electronics will not be permitted at the meeting.

DIRECTIONS TO THE 2021 ANNUAL MEETING

OF STOCKHOLDERS OF LANDS’ END, INC.

Directions from Madison, Wisconsin:

From US-18 W/US-151 S/Verona Rd. merge onto US-18 W/Dodgeville Expressway via EXIT 47 toward Dodgeville/Prairie du Chien. Pass through 1 roundabout. Turn right on HWY-23, then left on King St/County Hwy-YZ. Take the 1st right onto Lands’ End Lane.

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:

The Notice and Proxy Statement and Annual Report on Form 10-K are available at www.proxyvote.com.

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D39508-P52046

Lands’ End, Inc.

This Proxy is Solicited on Behalf of the Board of Directors

of Lands’ End, Inc.

May 13, 2021

The undersigned, revoking any proxy previously given, hereby appoint(s) James Gooch, Peter L. Gray and Bernard L. McCracken, all of whom are officers of Lands’ End, Inc., and each of them, as proxies with full powers of substitution, to vote, as directed on the reverse side of this card, all shares the undersigned is entitled to vote at the 2021 Annual Meeting of Stockholders of Lands’ End, Inc. to be held on May 13, 2021 at 9:00 a.m. Central Time, and at any adjournment or postponement of the Annual Meeting, and authorize(s) each proxy to vote at their discretion on any other matter that may properly come before the Annual Meeting, or at any adjournment or postponement of the Annual Meeting INCLUDING WITHOUT LIMITATION TO VOTE ON THE ELECTION OF SUCH SUBSTITUTE NOMINEES FOR DIRECTOR AS SUCH PROXIES MAY SELECT IN THE EVENT THAT ANY NOMINEE(S) NAMED ON THIS PROXY CARD BECOME(S) UNABLE TO SERVE AS A DIRECTOR.

This proxy, when properly executed, will be voted in the manner directed herein and in the discretion of the proxy holders on all other matters properly coming before the Annual Meeting. If no direction is made, this proxy will be voted FOR all of the Board of Directors’ nominees for election to the Board of Directors, FOR proposal 2, and FOR proposal 3.

SEE REVERSE SIDE